Filed Pursuant to Rule 424(b)(3)
File Number 333-150898

PRO-PHARMACEUTICALS, INC.

PROSPECTUS SUPPLEMENT NO. 4

THE DATE OF THIS SUPPLEMENT IS AUGUST 13, 2010

ON AUGUST 13, 2010, PRO-PHARMACEUTICALS, INC. FILED THE ATTACHED

FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2010

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from             to

Commission File No. 000-32877

PRO-PHARMACEUTICALS, INC.

Nevada	04-3562325
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7 Wells Avenue, Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

(617) 559-0033

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.05 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☐  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  Yes    ☒  No

The number of shares outstanding of the registrant’s common stock as of August 10, 2010 was 59,374,512.

PRO-PHARMACEUTICALS, INC.

INDEX TO FORM 10-Q

FOR THE QUARTER ENDED JUNE 30, 2010

		PAGE
PART I – FINANCIAL INFORMATION

ITEM 1	Unaudited Condensed Consolidated Financial Statements
	Condensed Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009 (unaudited)	3
	Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2010 and 2009, and for the Cumulative Period From Inception (July 10, 2000) to June 30, 2010 (unaudited)	4
	Condensed Consolidated Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2010 (unaudited)	5
	Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009, and for the Cumulative Period From Inception (July 10, 2000) to June 30, 2010 (unaudited)	6
	Notes to Unaudited Condensed Consolidated Financial Statements (unaudited)	7

ITEM 2	Management’s Discussion and Analysis of Financial Condition and Results of Operations	16

ITEM 3	Quantitative and Qualitative Disclosures about Market Risk	21

ITEM 4	Controls and Procedures	21

PART II – OTHER INFORMATION

ITEM 1	Legal Proceedings	21

ITEM 1A	Risk Factors	22

ITEM 2	Unregistered Sales of Equity Securities and Use of Proceeds	22

ITEM 5	Other Information	22

ITEM 6	Exhibits	24

SIGNATURES		25

PRO-PHARMACEUTICALS, INC.

(A Development-Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2010	December 31, 2009
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,863	$251
Prepaid expenses and other current assets	67	53

Total current assets	2,930	304

Property and equipment, net	11	17
Restricted cash	59	59
Intangible assets, net	54	56

Total assets	$3,054	$436

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$101	$221
Accrued expenses	708	779
Accrued dividends payable	227	52

Total current liabilities	1,036	1,052

Warrant liabilities	1,890	1,633
Other long-term liabilities	18	304

Total liabilities	2,944	2,989

Commitments and contingencies (Note 8)

Series B-1 12% redeemable convertible preferred stock; 900,000 shares authorized, 900,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, redemption value: $1,857,000, liquidation value: $1,857,000 at June 30, 2010	1,537	1,270
Series B-2 12% redeemable convertible preferred stock; 2,100,000 shares authorized, 2,100,000 and 1,330,000 issued and outstanding at June 30, 2010 and December 31, 2009, respectively, redemption value: $4,321,000, liquidation value: $4,321,000 at June 30, 2010	1,498	644

Stockholders’ deficit:
Series A 12% convertible preferred stock; 5,000,000 shares authorized, 1,617,500 and 1,642,500 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	654	664
Common stock, $0.001 par value; 300,000,000 shares authorized at June 30, 2010 and December 31, 2009, 58,255,382 and 51,742,090 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	58	52
Additional paid-in capital	49,370	42,532
Deficit accumulated during the development stage	(53,007)	(47,715)

Total stockholders’ deficit	(2,925)	(4,467)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$3,054	$436

See notes to unaudited condensed consolidated financial statements.

PRO-PHARMACEUTICALS, INC.

(A Development-Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative from inception through June 30, 2010
	2010	2009	2010	2009
	(in thousands, except share and per share amounts)
Operating expenses:
Research and development	$234	$423	$363	$576	$18,828
General and administrative	1,116	1,569	2,019	3,150	33,009

Total operating expenses	1,350	1,992	2,382	3,726	51,837

Total operating loss	(1,350)	(1,992)	(2,382)	(3,726)	(51,837)

Other income and (expense):
Interest income	1	1	1	2	771
Interest expense	—	—	—	—	(4,451)
Change in fair value of convertible debt instrument	—	—	—	—	(3,426)
Change in fair value of warrant liabilities	(305)	(852)	(1,411)	(1,714)	9,376
Other income	—	—	—	—	2

Total other income (expense)	(304)	(851)	(1,410)	(1,712)	2,272

Net loss	$(1,654)	$(2,843)	$(3,792)	$(5,438)	$(49,565)

Series A 12% preferred stock dividend	(49)	(52)	(96)	(104)	(544)
Series B-1 12% preferred stock dividend	(57)	(57)	(114)	(87)	(318)
Series B-2 12% preferred stock dividend	(121)	(15)	(215)	(15)	(352)
Series B preferred stock accretion	(594)	(370)	(1,075)	(552)	(2,482)

Net loss applicable to common stock	$(2,475)	$(3,337)	$(5,292)	$(6,196)	$(53,261)

Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.10)	$(0.13)
Shares used in computing basic and diluted net loss per share	53,911	50,357	51,916	48,194

See notes to unaudited condensed consolidated financial statements.

PRO-PHARMACEUTICALS, INC.

(A Development-Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

(in thousands except share data)

					Stockholders’ Deficit
	Series B-1 12% Redeemable Convertible Preferred Stock		Series B-2 12% Redeemable Convertible Preferred Stock		Series A 12% Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2009	900,000	$1,270	1,330,000	$644	1,642,500	$664	51,742,090	$52	$42,532	$(47,715)	$(4,467)

Issuance of Series B-2 redeemable convertible preferred stock and warrants, net of issuance costs of $77			770,000	434					1,029		1,029
Beneficial conversion feature recognized on issuance of series B-2 redeemable convertible preferred stock				(388)					388		388
Accretion of Series B-1 and B-2 redeemable convertible preferred stock to redemption value		267		607						(874)	(874)
Accretion of beneficial conversion feature for Series B-2				201						(201)	(201)
Series A 12% convertible preferred stock dividend							99,566		100	(96)	4
Series B-1 12% redeemable convertible preferred stock dividend							114,143		57	(114)	(57)
Series B-2 12% redeemable convertible preferred stock dividend							187,809		94	(215)	(121)
Issuance of restricted common stock							100,000				—
Exercise of common stock warrants							5,480,774	5	3,889		3,894
Exercise of common stock options							506,000	1	100		101
Conversion of Series A to common stock					(25,000)	(10)	25,000		10		—
Stock-based compensation									1,171		1,171

Net loss										(3,792)	(3,792)

Balance at June 30, 2010	900,000	$1,537	2,100,000	$1,498	1,617,500	$654	58,255,382	$58	$49,370	$(53,007)	$(2,925)

See notes to unaudited condensed consolidated financial statements.

PRO-PHARMACEUTICALS, INC.

(A Development-Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,		Cumulative Period from Inception (July 10, 2000) to June 30, 2010
	2010	2009
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,792)	$(5,438)	$(49,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8	21	533
Stock-based compensation expense	1,171	1,038	5,566
Non-cash interest expense	—	—	4,279
Change in fair value of convertible debt instrument	—	—	3,426
Change in fair value of warrant liabilities	1,411	1,714	(9,376)
Write off of intangible assets	—	—	336
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(14)	(17)	(64)
Accounts payable and accrued expenses	(190)	374	880
Other long-term liabilities	(286)	350	18

Net cash used in operating activities	(1,692)	(1,958)	(43,967)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	—	—	(421)
Change in restricted cash	—	—	(59)
Increase in patents costs and other assets	—	—	(404)

Net cash used in investing activities	—	—	(884)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and warrants	—	—	28,690
Net proceeds from exercise of common stock options and warrants	2,841	—	2,841
Net proceeds from issuance of Series A 12% Convertible Preferred Stock and related warrants	—	—	1,691
Net proceeds from issuance of Series B-1 12% Redeemable Convertible Preferred Stock and related warrants	—	1,548	1,548
Net proceeds from issuance of Series B-2 12% Redeemable Convertible Preferred Stock and related warrants	1,463	1,274	3,935
Net proceeds from issuance of convertible debt instruments	—	—	10,621
Repayment of convertible debt instruments	—	—	(1,641)
Proceeds from issuance of common stock warrants	—	—	20
Proceeds from (repayments of) shareholder advances	—	(200)	9

Net cash provided by financing activities	4,304	2,622	47,714

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,612	664	2,863
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	251	318	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,863	$982	$2,863

SUPPLEMENTAL DISCLOSURE – Cash paid for interest	$—	$—	$114
NONCASH FINANCING ACTIVITIES:
Issuance of equity warrants in connection with equity offerings	$1,029	$2,036	$4,432
Conversion of accrued expenses into common stock	—	—	303
Cashless exercise of stock options	—	24	98
Conversion and redemptions of convertible notes and accrued interest into common stock	—	—	12,243
Conversion of extension costs related to convertible notes into common stock	—	—	171
Payment of Series A12% Convertible Preferred Stock dividend in common stock	47	104	187
Dividends payable on preferred stock	228	154	187
Issuance of warrants to induce conversion of notes payable	—	—	503
Issuance of stock to acquire Pro-Pharmaceuticals-NV	—	—	107

See notes to unaudited condensed consolidated financial statements.

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited condensed consolidated financial statements as reported in this Quarterly Report on Form 10-Q reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position of Pro-Pharmaceuticals, Inc. (the “Company”) as of June 30, 2010 and the results of its operations for the three and six-months ended June 30, 2010 and 2009 and the cumulative period from inception (July 10, 2000) through June 30, 2010, the statement of changes in redeemable convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2010 and its cash flows for the six months ended June 30, 2010 and 2009, and for the cumulative period from inception (July 10, 2000) to June 30, 2010. All adjustments made to the interim financial statements include all those of a normal and recurring nature. The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through the date these financial statements are available to be issued. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

The unaudited condensed consolidated financial statements of the Company should be read in conjunction with its Annual Report on Form 10-K for the year ended December 31, 2009.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern. As shown in the unaudited condensed consolidated financial statements, the Company incurred cumulative net losses applicable to common stockholders of approximately $53.3 million for the cumulative period from inception (July 10, 2000) through June 30, 2010. The Company’s net losses have resulted principally from costs associated with (i) research and development expenses, including clinical trial costs, (ii) general and administrative activities and (iii) the Company’s financing transactions including interest and the costs related to fair value accounting for the Company’s convertible debt instrument and warrant liabilities. As a result of planned expenditures for future research, discovery, development and commercialization activities and potential legal cost to protect its intellectual property, the Company expects to incur additional losses and use additional cash in its operations for the foreseeable future. From inception (July 10, 2000) through June 30, 2010, the Company has raised a net total of approximately $47.7 million in capital through sale and issuance of common stock, common stock warrants, convertible preferred stock, redeemable convertible preferred stock ,convertible debt securities in public and private offerings and the exercise of common stock options and warrants. From inception (July 10, 2000) through June 30, 2010, the Company has used approximately $44.0 million of cash in its operations.

The Company’s Form 10-K, which was filed with the SEC on March 12, 2010, contained an audit opinion that expresses doubt about the ability of the Company to continue as a going concern for a reasonable period of time. At June 30, 2010, the Company had $2,863,000 of unrestricted cash and cash equivalents available to fund future operations. Subsequent to June 30, 2010, the Company issued 736,115 shares of common stock for the exercise of common stock warrants and options, resulting in cash proceeds of $359,000. The Company believes that with the funds on hand at June 30, 2010 and cash received subsequent to quarter end, there is sufficient cash to fund operations into March 2011. The Company is actively seeking to raise additional capital and has significantly reduced its administrative and clinical spending. If the Company is unsuccessful in raising additional capital before the end of March 2011, the Company may be required to cease operations or seek bankruptcy protection. In light of the Company’s current financial position and the uncertainty of raising sufficient capital to achieve its business plan, there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that may result if such circumstances arise.

The Company is subject to a number of risks similar to those of other development-stage companies, including dependence on key individuals, uncertainty of product development and generation of revenues, dependence on outside sources of capital, risks associated with clinical trials of products, dependence on third-party collaborators for research operations, need for regulatory approval of products, risks associated with protection of intellectual property, and competition with larger, better-capitalized companies. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of revenues adequate to support the Company’s cost structure. There are no assurances that the Company will be able to obtain additional financing on favorable terms, or at all, or successfully market its products.

Agreement with PROCAPS S.A.

On March 25, 2010, the Company granted PROCAPS S.A. (“PROCAPS”) exclusive rights to market and sell DAVANAT® to treat cancer in Colombia, South America. PROCAPS is a large, international, privately held pharmaceutical company based in Barranquilla, Colombia. Under terms of the agreement, PROCAPS is responsible for obtaining regulatory and pricing approval in Colombia, South America. PROCAPS also will be responsible for the vial filling, packaging, marketing and distribution of DAVANAT® in the region.

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Once approved for sale by regulators, the Company will receive a transfer payment for each dose of DAVANAT® shipped to PROCAPS, in addition to a royalty above a minimum annual sales threshold. There have been no such transfer payments and no sales have occurred as of June 30, 2010. PROCAPS will purchase an initial minimum order of DAVANAT® from the Company to qualify their vial-filling process and to replicate the Company’s stability study. The Company retains all intellectual property rights and is the owner of the regulatory approval of DAVANAT® in the region. PROCAPS has first negotiation rights to other countries in South and Central America and the Caribbean. Based on approval in Colombia, PROCAPS may then obtain the marketing authorization in more than 10 countries in Latin America.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-06 for Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This Update requires new disclosures for transfers in and out of Level 1 and 2 and activity in Level 3. This Update also clarifies existing disclosures for level of disaggregation and about inputs and valuation techniques. The new disclosures are effective for interim and annual periods beginning after December 15, 2009, except for the Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s financial statements and is not expected to have a significant impact on the reporting of the Company’s financial condition or results of operations.

2. Stock-Based Compensation

Stock-based compensation expense, for both employees and non-employees totaled $296,000 and $915,000 for the three and six-months ended June 30, 2010, respectively, and $706,000 and $912,000 for the three and six-months ended June 30, 2009, respectively. Additionally, the Company granted options during the six months ended June 30, 2010, of which $365,000 was included in accrued expenses at December 31, 2009.

Stock Options

The following table summarizes the stock option activity in the Company’s equity incentive plans from December 31, 2009 through June 30, 2010:

	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2009	10,260,250	$1.20
Granted	2,180,000	0.30
Exercised	(506,000)	0.20
Options forfeited/cancelled	(57,000)	2.70

Outstanding, June 30, 2010	11,877,250	$1.07

As of June 30, 2010, there was $475,000 of unrecognized compensation related to 2,300,502 unvested options which is expected to be recognized over a weighted–average period of approximately 1.1 years. The weighted-average grant date fair value for options granted during the six months ended June 30, 2010, was $0.26; there were no grants during the three months ended June 30, 2010. The weighted-average grant date fair value for options granted during the three and six-month periods ended June 30, 2009 was $0.40 and $0.27, respectively.

The fair value of the options granted is determined using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

	Six Months Ended June 30,		Cumulative Period from Inception (July 10, 2000) to June 30, 2010
	2010	2009
Risk-free interest rate	2.38%	2.00%	2.44%
Expected life of the options	5 years	5 years	5 years
Expected volatility of the underlying stock	126%	152%	112%
Expected dividend rate	0%	0%	0%

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock. During the year ended December 31, 2009, the Company granted 2,500,000 shares of restricted common stock to members of its Board of Directors. These shares are restricted and any unvested shares are subject to forfeiture upon termination and would revert back to the Company. Of the 2,500,000 shares, 1,875,000 were vested as of June 30, 2010, an additional 468,750 will vest in 2010 and 156,250 will vest in 2011. At June 30, 2010 there were 625,000 restricted shares remaining. The restricted shares were valued at $450,000 ($0.18 per share) at the date of grant and will be recognized over the vesting period.

During the three months ended June 30, 2010, the Company granted 100,000 shares of restricted common stock to a consultant. These shares are restricted until November 15, 2010 and any unvested shares are subject to forfeiture upon termination and would revert back to the Company. At June 30, 2010 there were 100,000 restricted shares remaining. The restricted shares were valued at $73,000 ($0.73 per share) at the date of grant, will be adjusted for unvested shares and will be recognized over the vesting period.

3. Accrued Expenses

Accrued expenses consist of the following:

	June 30, 2010	December 31, 2009
	(in thousands)
Legal and accounting fees	$55	$99
Scientific and clinical fees	12	12
Accrued compensation	64	414
Accrued other	220	100
Accrued severance, current portion (see Note 8)	357	154

Total	$708	$779

4. Common Stock Warrants

The following table summarizes information with regard to outstanding warrants issued in connection with equity and debt financings and consultants as of June 30, 2010.

Issued in Connection With	Number Issued	Exercise Price	Exercisable Date	Expiration Date
February 2006 Transaction
Investor Warrants (classified as Warrant Liabilities)	5,104,323	$0.50	August 15, 2006	August 14, 2011
Placement Agent Warrants (classified as equity)	398,508	$0.50	August 15, 2006	August 14, 2011
2001 Placement Agents	110,000	$3.50	February 1, 2002	February 1, 2012
February 4, 2008 Series A Transaction
$1.50 Investor Warrants	1,742,500	$1.50	August 3, 2008	February 4, 2012
$2.00 Investor Warrants	1,742,500	$2.00	August 3, 2008	February 4, 2012
$1.50 Placement Agent Warrants	8,400	$1.50	August 3, 2008	February 4, 2012
February 25, 2008 Common Stock Transaction
$0.70 Investor Warrants	7,500,000	$0.70	August 25, 2008	August 25, 2013
$0.70 Placement Agent Warrants	206,250	$0.70	August 25, 2008	August 25, 2013
Investor Relations Group	39,000	$0.50	September 30, 2008	September 30, 2011
Cork Investments	300,000	$1.00	July 2, 2008	July 2, 2011
February 12, 2009 Series B-1 Transaction
$0.50 Investor Warrants - Class A-1	1,800,000	$0.50	February 12, 2009	February 12, 2014
$0.50 Investor Warrants - Class A-2	1,800,000	$0.50	February 12, 2009	February 12, 2014
$0.50 Investor Warrants - Class B	7,200,000	$0.50	February 12, 2009	February 12, 2014

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Issued in Connection With	Number Issued	Exercise Price	Exercisable Date	Expiration Date
May 13, 2009 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	900,000	$0.50	May 13, 2009	May 13, 2014
$0.50 Investor Warrants - Class A-2	900,000	$0.50	May 13, 2009	May 13, 2014
$0.50 Investor Warrants - Class B	3,600,000	$0.50	May 13, 2009	May 13, 2014
June 30, 2009 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	500,000	$0.50	June 30, 2009	June 30, 2014
$0.50 Investor Warrants - Class A-2	500,000	$0.50	June 30, 2009	June 30, 2014
$0.50 Investor Warrants - Class B	2,000,000	$0.50	June 30, 2009	June 30, 2014
April 15, 2009 Consultant Warrants	330,000	$0.50	April 15, 2009	April 15, 2013
May 1, 2009 Consultant Warrants	575,000	$0.50	May 1, 2009	May 1, 2014
June 30, 2009 Consultant Warrants	240,000	$0.50	June 30, 2009	June 30, 2014
July 26, 2009 Consultant Warrants	100,000	$0.50	July 26, 2009	July 26, 2014
August 12, 2009 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	300,000	$0.50	August 12, 2009	August 12, 2014
$0.50 Investor Warrants - Class A-2	300,000	$0.50	August 12, 2009	August 12, 2014
$0.50 Investor Warrants - Class B	1,200,000	$0.50	August 12, 2009	August 12, 2014
September 30, 2009 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	325,000	$0.50	September 30, 2009	September 30, 2014
$0.50 Investor Warrants - Class A-2	325,000	$0.50	September 30, 2009	September 30, 2014
$0.50 Investor Warrants - Class B	1,300,000	$0.50	September 30, 2009	September 30, 2014
November 4, 2009 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	310,000	$0.50	November 4, 2009	November 4, 2014
$0.50 Investor Warrants - Class A-2	310,000	$0.50	November 4, 2009	November 4, 2014
$0.50 Investor Warrants - Class B	1,240,000	$0.50	November 4, 2009	November 4, 2014
December 8, 2009 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	325,000	$0.50	December 8, 2009	December 8, 2014
$0.50 Investor Warrants - Class A-2	325,000	$0.50	December 8, 2009	December 8, 2014
$0.50 Investor Warrants - Class B	1,300,000	$0.50	December 8, 2009	December 8, 2014
January 29, 2010 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	325,000	$0.50	January 29, 2010	January 29, 2015
$0.50 Investor Warrants - Class A-2	325,000	$0.50	January 29, 2010	January 29, 2015
$0.50 Investor Warrants - Class B	1,300,000	$0.50	January 29, 2010	January 29, 2015
March 8, 2010 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	335,000	$0.50	March 8, 2010	March 8, 2015
$0.50 Investor Warrants - Class A-2	335,000	$0.50	March 8, 2010	March 8, 2015
$0.50 Investor Warrants - Class B	1,340,000	$0.50	March 8, 2010	March 8, 2015
April 30, 2010 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	310,000	$0.50	April 30, 2010	April 30, 2015
$0.50 Investor Warrants - Class A-2	310,000	$0.50	April 30, 2010	April 30, 2015
$0.50 Investor Warrants - Class B	1,240,000	$0.50	April 30, 2010	April 30, 2015
May 10, 2010 Series B-2 Transaction
$0.50 Investor Warrants - Class A-1	570,000	$0.50	May 10, 2010	May 10, 2015
$0.50 Investor Warrants - Class A-2	570,000	$0.50	May 10, 2010	May 10, 2015
$0.50 Investor Warrants - Class B	2,280,000	$0.50	May 10, 2010	May 10, 2015
May 2010 $0.75 Consultant Warrants	710,000	$0.75	May 25, 2010	May 25, 2014
May 2010 $2.50 Consultant Warrants	72,000	$2.50	May 25, 2010	May 25, 2014

Total outstanding warrants	55,178,481

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consultant Warrants

In April 2009, the Company entered into agreements with consultants that provided for the grant of warrants for the purchase of 330,000 shares of common stock at an exercise price of $0.50 per share. Of the 330,000 warrants, 80,000 vested immediately and 250,000 will vest upon the achievement of certain milestones. The initial 80,000 warrants were valued at $32,000 on issuance based on the following assumptions: an expected life of 4 years, volatility of 134%, risk free interest rate of 1.76% and zero dividends and the expense recognized upon issuance. During the six months ended June 30, 2010, 50,000 warrants vested (valued at $17,000 on the vesting date using the following assumptions: expected life of 3.06 years, volatility of 140%, risk free interest rates of 1.69% and zero dividends). During the six months when it became probable that the remaining 200,000 warrants would vest (valued at $113,000 at June 30, 2010 using the following assumptions: expected life of 2.79 years, volatility of 138%, risk free interest rates of 1.00% and zero dividends), the Company recognized expense of $40,000 and $73,000 for the three and six-months ended June 30, 2010.

In May 2009, the Company entered into agreements with consultants that provided for the grant of warrants to purchase 575,000 shares of common stock at an exercise price of $0.50 per share. The warrants were valued at $232,000 on issuance based on the following assumptions: an expected life of 5 years, volatility of 124%, risk free interest rate of 2.16% and zero dividends. The warrants vest through April 2011 and the Company recognized expense related to these warrants of $27,000 and $16,000 during the three and six-months ended June 30, 2010, respectively, and $95,000 during the three and six-months ended June 30, 2009. The following assumptions were used to value the warrants on June 30, 2010: an expected life of 3.84 years, volatility of 143%, risk free interest rate of 1.40% and zero dividends. As of June 30, 2010, 429,400 of these warrants were vested. The agreements also provide for the issuance of additional warrants to purchase up to 150,000 shares of common stock based on the achievement of certain milestones. The Company will value and account for these potential warrants when it is determined that it is probable the milestones will be achieved.

In July 2009, the Company entered into agreements with a consultant that provided for the grant of warrants for the purchase of 100,000 shares of common stock at an exercise price of $0.50 per share. The warrants were valued at $37,000 on issuance based on the following assumptions: an expected life of 4 years, volatility of 136%, risk free interest rate of 2.08% and zero dividends. The warrants vested immediately.

In May 2010, the Company granted warrants to consultants for the purchase of 210,000 shares of common stock at an exercise price of $0.75 per share. The warrants were valued at $134,000 on issuance based on the following assumptions: an expected life of 4 years, volatility of 143%, risk free interest rate of 1.610% and zero dividends. The warrants vested immediately and the company recognized an expense of $134,000 related to these warrants during the three and six-months ended June 30, 2010.

In May 2010, the Company entered into an agreement with a consultant that provided for the grant of warrants for the purchase of 72,000 shares of common stock at an exercise price of $2.50 per share. The warrants were initially valued at $40,000 on issuance based on the following assumptions: an expected life of 4 years, volatility of 143%, risk free interest rate of 1.610% and zero dividends. The warrants vest at a rate of 3,000 per month and the unvested warrants will be revalued as they vest. At June 30, 2010, 12,000 warrants were vested. The company recognized an expense of $7,000 related to these warrants during the three and six-months ended June 30, 2010.

In May 2010, the Company entered into an agreement with a consultant that provided for the grant of warrants for the purchase of 500,000 shares of common stock at an exercise price of $0.75 per share. The warrants were initially valued at $320,000 on issuance based on the following assumptions: an expected life of 4 years, volatility of 143%, risk free interest rate of 1.610% and zero dividends. The warrants vest based on the achievement of certain fundraising milestones. At June 30, 2010, all 500,000 warrants were unvested. The Company will revalue and recognize the expense related to these warrants as they vest. The Company did not recognize any expense related to these warrants during the three and six-months ended June 30, 2010, since the Company determined that it was not yet probable that the milestones will be achieved.

In June 2010, the Company entered into an agreement with a consultant, who is also a board member, which provided for the grant of warrants for the purchase of 600,000 shares of common stock at an exercise price of $0.71 per share. These warrants were issued subsequent to quarter end and initially valued at $365,000 based on the following assumptions: an expected life of 5 years, volatility of 129%, risk free interest rate of 1.8% and zero dividends. Of the 600,000 warrants, 150,000 vested immediately on signing of the agreement, 150,000 vest at the end of one year and the remaining 300,000 warrants vest based on the achievement of certain milestones. The unvested warrants will be revalued as they vest. The Company recognized an expense of $100,000 related to these warrants during the three and six-months ended June 30, 2010.

5. Fair Value of Financial Instruments

In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability. A majority of the Company’s financial liabilities have been classified as Level 2. These Level 2 liabilities consist of warrant liabilities and have been valued using the Black-Scholes pricing model. The fair values of our money markets (cash equivalents), are readily determinable and have therefore been classified as Level 1 assets.

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company uses the Black-Scholes pricing model to calculate fair value of its warrant liabilities. Key assumptions used to apply these models are as follows:

	Warrants
	June 30, 2010	December 31, 2009
Risk free interest rate	0.32%	1.14%
Expected life	1.12 years	1.62 years
Expected volatility of common share price	104%	156%
Common share price	$0.71	$0.28

Below is a summary of our fair value measurements at June 30, 2010 and December 31, 2009:

	Value at Period End	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in thousands)
June 30, 2010:
Warrant liabilities	$1,890	$—	$1,890	$—
Money markets (cash and cash equivalents)	2,328	2,328	—	—
December 31, 2009:
Warrant liabilities	$1,633	$—	$1,633	$—
Money markets (cash and cash equivalents)	229	229	—	—

The Company’s financial instruments consist of cash equivalents, accounts payable and accrued expenses. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

6. Series B Redeemable Convertible Preferred Stock

On February 12, 2009, the Company entered into a securities purchase agreement (the “10X Agreement”) pursuant to which it agreed to issue and sell to 10X Fund LP, at two or more closings, up to: (i) 3,000,000 shares its Series B convertible preferred stock (“Series B redeemable convertible preferred stock” or “Series B”) with an aggregate stated value of $6.0 million and convertible into 12,000,000 shares of common stock and (ii) warrants to purchase 36,000,000 shares of common stock.

On February 12, 2009, the Company issued and sold, pursuant to the 10X Agreement: (i) 900,000 shares of Series B-1 convertible preferred stock (“Series B-1 redeemable convertible preferred stock” or “Series B-1”) convertible into 3,600,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 1,800,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 1,800,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 7,200,000 shares of common stock. Net proceeds from the closing were $1,548,000.

Through a series of closings from May 2009 through May 2010, the Company issued and sold, pursuant to the 10X Agreement, a total of (i) 2,100,000 shares of Series B-2 convertible preferred stock (“Series B-2 redeemable convertible preferred stock” or “Series B-2”) convertible into 8,400,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 4,200,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 4,200,00 shares of common stock; and (iv) Class B warrants exercisable to purchase 8,400,000 shares of common stock.

The Series B-2 closings were as follows:

On May 13, 2009, the Company issued and sold, pursuant to the 10X Agreement: (i) 450,000 shares of Series B-2 convertible into 1,800,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 900,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 900,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 3,600,000 shares of common stock. Net proceeds from the closing were $801,000.

On June 30, 2009, the Company issued and sold, pursuant to the 10X Agreement: (i) 250,000 shares of Series B-2 convertible into 1,000,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 500,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 500,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 2,000,000 shares of common stock. Net proceeds from the closing were $473,000.

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 12, 2009, the Company issued and sold, pursuant to the 10X Agreement: (i) 150,000 shares of Series B-2 convertible into 600,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 300,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 300,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,200,000 shares of common stock. Net proceeds from the closing were $287,000.

On September 30, 2009, the Company issued and sold, pursuant to the 10X Agreement: (i) 162,500 shares of Series B-2 convertible into 650,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 325,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 325,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,200,000 shares of common stock. Net proceeds from the closing were $305,000.

On November 4, 2009, the Company issued and sold, pursuant to the 10X Agreement: (i) 155,000 shares of Series B-2 convertible into 620,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 310,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 310,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,240,000 shares of common stock. Net proceeds from the closing were $296,000.

On December 8, 2009, the Company issued and sold, pursuant to the 10X Agreement: (i) 162,500 shares of Series B-2 convertible into 650,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 325,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 325,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,300,000 shares of common stock. Net proceeds from the closing were $310,000.

On January 29, 2010, the Company issued and sold, pursuant to the 10X Agreement: (i) 162,500 shares of Series B-2 convertible into 650,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 325,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 325,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,300,000 shares of common stock. Net proceeds from the closing were $308,000.

On March 8, 2010, the Company issued and sold, pursuant to the 10X Agreement: (i) 167,500 shares of Series B-2 convertible into 670,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 335,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 335,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,340,000 shares of common stock. Net proceeds from the closing were $322,000.

On April 30, 2010, the Company issued and sold, pursuant to the 10X Agreement: (i) 155,000 shares of Series B-2 convertible into 620,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 310,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 310,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,240,000 shares of common stock. Net proceeds from the closing were $297,000.

On May 10, 2010, the Company issued and sold, pursuant to the 10X Agreement: (i) 285,000 shares of Series B-2 convertible into 1,140,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 570,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 570,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 2,280,000 shares of common stock. Net proceeds from the closing were $536,000.

The terms of the Series B are as follows:

Dividends. Holders of the Series B will be entitled to receive cumulative dividends at the rate of 12% per share per annum (compounding monthly) payable quarterly which may, at the Company’s option, be paid in cash or common stock. As amended, all shares of Company common stock paid as dividends on the Preferred Stock shall be valued at $0.50 per share regardless of the actual market price of the common stock on the applicable dividend payment date. If the Company does not pay any dividend on the Series B, dividends will accrue at the rate of 15% per annum (compounding monthly).

Conversion Rights. Each share of Series B is convertible into four shares of common stock at the conversion price of $0.50 per share (subject to customary anti-dilution protection adjustments) at the option of (i) the holder, at any time and (ii) the Company, at any time after February 12, 2010 (and upon 10 days notice) if the common stock is quoted at or above $1.50 for 15 consecutive trading days and an effective registration statement regarding the underlying shares of common stock is in effect (subject to certain monthly volume limits).

Redemption Rights. Upon notice of not less than 30 trading days, a holder of Series B may require the Company to redeem, in whole or in part, (i) the Series B-1 at any time on or after July 15, 2011 (as amended on August 6, 2010) and (ii) the Series B-2 at any time on or after two years or July 15, 2011, whichever is later (as amended on August 6, 2010), from the date of issuance of such shares of Series B-2. The

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

redemption price will be equal to the sum of the stated value of the Series B, plus all accrued but unpaid dividends thereon, as of the redemption date. If the Company fails for any reason to pay the redemption price in cash on the redemption date, then the holders of the Series B requesting redemption may, at their sole option, automatically convert their shares of Series B into a promissory note bearing interest at the rate of 15% per year and secured by a lien on all of the Company’s assets. So long as any shares of the Series B remain outstanding, the Company is also subject to restrictions limiting, among other things, amendments to the Company’s organizational documents; the purchase or redemption of the Company’s capital stock; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other restricted payments; investments and acquisitions; joint ventures, licensing agreements, exclusive marketing and other distribution agreements; issuances of securities; incurrence of indebtedness; incurrence of liens and other encumbrances and issuances of any common stock equivalents.

Warrants. Each Class A-1 warrant, Class A-2 warrant and Class B warrant is exercisable at $0.50 per share of common stock (subject to customary anti-dilution protection adjustments) at any time on or after the date of issuance until the fifth anniversary of the respective issue date. The Company may, upon 30 days notice and so long as an effective registration statement regarding the underlying shares of common stock is in effect, issue a termination notice with respect to (i) each Class A-1 warrant on any trading day on which the market value of the common stock for each of the 15 previous trading days exceeded $1.25 per share (subject to customary anti-dilution protection adjustments) and (ii) each Class A-2 warrant on any trading day on which the market value of the common stock for each of the 15 previous trading days exceeded $1.75 per share (subject to customary anti-dilution protection adjustments).

The fair value of the warrants issued in connection with the Series B-1 was $1,296,000 at the date of issuance based on the following assumptions: an expected life of 5 years, volatility of 118%, risk free interest rate of 1.79% and zero dividends. The Company allocated the gross proceeds based on the relative fair value of the Series B-1 and the related warrants, resulting in $1,105,000 of the proceeds being allocated to additional paid-in capital. The Company analyzed the Series B-1, post-allocation of the gross proceeds, and determined that there was no beneficial conversion feature at the date of issuance. The issuance costs of the Series B-1 were recorded as a reduction to the carrying value of the Series B-1 when issued, and are accreted to the redemption value of the Series B-1 through the earliest redemption date (December 25, 2010). Due to the redemption feature, the Company has presented the Series B-1 outside of permanent equity, in the mezzanine of the condensed consolidated balance sheet at June 30, 2010.

The fair value of the warrants issued through June 30, 2010 in connection with the Series B-2 was $9,481,000 at the dates of issuance based on the following assumptions: an expected life of 5 years, volatility of 124% to 129%, risk free interest rates of 1.98% to 2.70% and zero dividends. The Company allocated the gross proceeds based on the relative fair value of the Series B-2 and the related warrants, resulting in $2,760,000 of the proceeds being allocated to additional paid-in capital. The issuance costs of the Series B-2 were recorded as a reduction to the carrying value of the Series B-2 when issued, and are accreted to the redemption value of the Series B-2 through the earliest redemption dates. Due to the redemption feature, the Company has presented the Series B-2 outside of permanent equity, in the mezzanine of the condensed consolidated balance sheet at June 30, 2010.

The Company analyzed the Series B-2, post-allocation of the gross proceeds, and determined that there was a beneficial conversion feature at the dates of issuance. Because the closing price of the common stock on the closing date was greater than the effective conversion price, $1,016,000 of the proceeds (limited to the allocation of the proceeds) were allocated to an embedded beneficial conversion feature of the Series B-2. The amount allocated to the beneficial conversion feature was recorded as a discount to the Series B-2 is being accreted, with such accretion being charged through the earliest redemption dates.

7. Loss Per Share

Basic loss per share is based on the weighted-average number of common shares outstanding during each period. Diluted loss per share is based on basic shares as determined above plus the incremental shares that would be issued upon the assumed exercise of in-the-money stock options and warrants using the treasury stock method. The computation of diluted net loss per share does not assume the issuance of common shares that have an anti-dilutive effect on net loss per share. For the three and six-month periods ended June 30, 2010 and 2009, all stock options, warrants and potential shares related to conversion of the Series A Preferred and the Series B Preferred were excluded from the computation of diluted net loss per share. Dilutive shares which could exist pursuant to the exercise of outstanding stock instruments and which were not included in the calculation because their affect would have been anti-dilutive are as follows:

	June 30, 2010 (Shares)	June 30, 2009 (Shares)
Warrants to purchase shares of common stock	55,178,481	36,150,311
Options to purchase shares of common stock	11,877,250	8,138,000
Restricted shares subject to vesting	725,000	2,500,000
Shares of common stock issuable upon conversion of preferred stock	13,617,500	5,342,500

	81,398,231	52,130,811

PRO-PHARMACEUTICALS, INC.

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Commitments and Contingencies

Separation Agreement – Former Chief Executive Officer and Chairman of the Board of Directors

In February 2009, in connection with the resignation of David Platt, Ph.D., the Company’s former Chief Executive Officer and Chairman of the Company’s Board of Directors, the Company entered into a Separation Agreement with Dr. Platt. The Separation Agreement provides that the Company shall continue to pay Dr. Platt his current salary at a monthly rate of $21,667 for 24 months and that the Company may defer payment of a portion of such salary amounts greater than $10,000 per month (so long as Dr. Platt does not receive payments of less than the salary payments being made to the Company’s Chief Executive Officer). However, all deferred amounts will continue to accrue and will be payable on the earlier of (i) the Company receiving a minimum of $4.0 million of funding after February 12, 2009, or (ii) February 12, 2011. The Company also agreed to continue to (i) provide health and dental insurance benefits to Dr. Platt, until the first to occur of February 12, 2011 or the date Dr. Platt and his family become eligible to receive health and dental insurance benefits under the plans of a subsequent employer and (ii) make the current monthly lease payments on his automobile until February 12, 2011. The Company recognized the full amount of the obligation related to the salary, health insurance and automobile during the first quarter of 2009. The remaining liability related to this severance is reflected in accrued expenses ($357,000) on the condensed consolidated balance sheet at June 30, 2010.

The Separation Agreement provides for the deferral of a $1.0 million severance payment due to Dr. Platt under his employment agreement until the occurrence of any of the following milestone events: (i) the approval by the Food and Drug Administration for a new drug application (“NDA”) for any drug candidate or drug delivery candidate based on the DAVANAT® technology (whether or not such technology is patented); (ii) consummation of a transaction with a pharmaceutical company expected to result in at least $10.0 million of equity investment or $50 million of royalty revenue to the Company; or (iii) the renewed listing of the Company’s securities on a national securities exchange. Payment upon the events (i) and (iii) may be deferred up to nine months, and if the Company has insufficient cash at the time of any of such events, it may issue Dr. Platt a secured promissory note for such amount. If the Company files a voluntary or involuntary petition for bankruptcy, whether or not a milestone event has occurred, such event shall trigger the Company’s obligation to pay the $1.0 million with the result that Dr. Platt may assert a claim for such obligation against the bankruptcy estate. Due to the uncertainties regarding the achievement of any of the milestone events as described, the Company has not accrued for the $1.0 million severance as of June 30, 2010. When it is deemed probable that one of the milestone events will be achieved, the Company will recognize the $1.0 million severance at that time.

The Separation Agreement also provides that upon (i) the consummation of a transaction with a pharmaceutical company expected to result in at least $10.0 million of equity investment or $50.0 million of royalty revenue, the Company will grant Dr. Platt fully vested cashless-exercise stock options exercisable to purchase at least 300,000 shares of the Company’s common stock for ten (10) years at an exercise price not less than the fair market value of the Common Stock determined as of the date of the grant (“Cashless Stock Options”) and (ii) approval by the FDA of the first NDA for any of the Company’s drug or drug delivery candidates based on DAVANAT® technology (whether or not such technology is patented), the Company will grant Dr. Platt fully vested Cashless Stock Options to purchase at least 500,000 shares of common stock. Due to the uncertainties regarding the achievement of any of the milestones as described, the Company has not recognized the value of the unissued stock options as of June 30, 2010. When it is deemed probable that one of the milestones will be achieved, the Company will recognize the expense related to the issuance of the stock options at that time based on the then current fair value.

Legal Proceedings

The Company records accruals for such contingencies to the extent that the Company concludes that their occurrence is probable and the related damages are estimable. Other than claims and legal proceedings that arise from time to time in the ordinary course of business which are not material there has been no change in the matters reported in our Annual Report on Form 10-K for the year ended December 31, 2009.

9. Subsequent Events

On August 11, 2010, the Company and 10X Fund LP entered into an agreement to extend the redemption date of the Series B-1 from December 25, 2010 to July 15, 2011 and to amend the redemption dates of the Series B-2 to two years after the date of issuance or July 15, 2011, whichever is later. Also, should the Series B-1 or B-2 be redeemed and the Company fails to pay the redemption price in cash, requiring the conversion of the redemption amount to a promissory note (the “Promissory Note”) as discussed in Note 6, the Promissory Note has been amended to be convertible into shares of Company common stock at an initial conversion price of $0.50 per share, however, such conversion price shall be subject to adjustment from time to time in certain circumstances.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements as defined under federal securities laws and is subject to the safe harbor created therein for forward-looking statements. Such statements include, but are not limited to, statements concerning our anticipated operating results, research and development, clinical trials, regulatory proceedings, legal proceedings, and financial resources, and can be identified by use of words such as, for example, “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and “would,” “should,” “could” or “may.” Forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Pro-Pharmaceuticals operates, and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties are related to, without limitation, our early stage of development, our dependence on outside capital, uncertainties of our technology and clinical trials, uncertainties of regulatory approval requirements for our products, competition and stock price volatility in the biotechnology industry, limited trading volume for our stock, concentration of ownership of our stock, our collaboration arrangement with PROCAP, S.A., and other risks detailed herein and from time to time in our SEC reports. The following discussion should be read in conjunction with the accompanying consolidated financial statements and notes thereto of Pro-Pharmaceuticals appearing elsewhere herein.

Overview

We are a development-stage company engaged in the discovery and development of therapeutic compounds that target Galectin receptors that we believe enhance existing cancer treatments. We believe our therapeutics could also be used in the treatment of liver, microbial and inflammatory diseases. All of our products are presently in development, including pre-clinical and clinical trials.

Since our inception on July 10, 2000, our primary focus has been the development of a new generation of anti-cancer treatments using polysaccharide polymers which are designed to increase survival and improve the quality of life for cancer patients. Our lead product candidate, DAVANAT®, is a patented, new chemical entity that we believe, when administered in combination with chemotherapy or biologics, increases efficacy while reducing adverse side effects of the chemotherapy. We hold the patent on DAVANAT®, which was invented by company founders David Platt, Ph.D., our former Chief Executive Officer, and Anatole Klyosov, Ph.D., our Chief Scientist.

Subsequent to the quarter ended June 30, 2010, we received $359,000 from the exercise of warrants and options for 736,115 shares of our common stock. We believe that with the cash received subsequent to quarter end and the cash on hand at June 30, 2010, there is sufficient cash to fund operations into March 2011. We will require more cash to fund our operations and believe we will be able to obtain additional financing. However, there can be no assurance that we will be successful in obtaining such new financing or, if available, that such financing will be on terms favorable to us.

Development of DAVANAT® Technology

In 2002, the FDA granted an Investigational New Drug (“IND”) application for us to administer DAVANAT® in combination with 5-FU to treat late-stage cancer patients with solid tumors. 5-FU is FDA-approved, and one of the most widely used chemotherapies for treatment of various types of cancer, including colorectal, breast and gastrointestinal. We believe that using DAVANAT® in combination with 5-FU enables greater absorption of the chemotherapy in cancer cells while reducing its toxic side effects.

The FDA also has granted us an IND for DAVANAT® to be administered with Avastin®, 5-FU and leucovorin in a combination therapy to treat early-stage colorectal cancer patients and an IND for DAVANAT® to be administered with 5-FU to treat early stage bile duct cancer patients. In addition, the FDA also has granted us, on a case-by-case basis, the ability to treat patients with breast cancer in response to physicians’ requests for so-called “compassionate use”.

To date, DAVANAT® has been administered to approximately 100 cancer patients. Data from a Phase II trial for end-stage colorectal cancer patients showed that DAVANAT® in combination with 5-FU extended median survival to 6.7 months with significantly reduced side effects, as compared to 4.6 months for best standard of care as determined by the patients’ physicians. These clinical trials also showed that patients experienced fewer adverse side effects of the chemotherapy and required less hospitalization.

Our pre-clinical and clinical trial data also show that DAVANAT® is well tolerated, safe and non-toxic.

We believe, based on the outcome of our clinical trials to date, that DAVANAT®, when co-administered with 5-FU or biological drugs is superior to the current standard of care. We plan to file NDAs for DAVANAT® in combination with other chemotherapies and biologics. Biologics are therapeutic products based on materials derived from living materials.

According to its published guidance, the FDA initially determines whether a New Drug Application (“NDA”) filing is complete for purposes of allowing a review, and, if allowed, then determines whether to approve the NDA, a process that takes six or ten months. Upon approval, an applicant may commence commercial marketing and distribution of the approved products.

In May 2008, we submitted a Drug Master File (“DMF”) for DAVANAT® to the FDA. This is an important step toward the filing of our DAVANAT® NDA because a DMF contains confidential detailed information in support of the NDA about facilities, processes or articles used in the chemistry, manufacturing, controls, processing, packaging, and storing or stability of drugs. We believe the DMF represents a significant milestone in our eventual commercialization of DAVANAT® because it demonstrates our ability to produce commercial quantities of pharmaceutical-grade DAVANAT® under current Good Manufacturing Process (“cGMP”) standards. A DMF can be cross-referenced by potential partners to use in combination with other therapies to expedite clinical studies and submission of NDAs.

In September 2008, we submitted a clinical and pre-clinical package to the FDA in support of our DAVANAT® NDA. The FDA reported to us in its minutes for the December 2008 meeting that we will be required to conduct a Phase III trial to demonstrate superiority to the best standard of care for late stage colorectal cancer patients. As part of the Phase III trial, we plan to conduct a pharmacokinetic (PK) analysis, which may allow us to file an NDA for DAVANAT® as an adjuvant when administered with 5-FU. Adjuvants are pharmacological or immunological agents that modify the effect of other agents, such as drugs or vaccines.

On June 16, 2010, we announced the appointment of Peter Traber, M.D., as our interim Chief Medical Officer to, among other things, lead our FDA Phase III colorectal cancer trial for DAVANAT® as well as our overall FDA approval process. Dr. Traber has been a member of our Board of Directors since February 2009 and is President Emeritus and former Chief Executive Officer of Baylor School of Medicine. His previous positions include Senior Vice President of Clinical Development and Medical Affairs and Chief Medical Officer of GlaxoSmithKline, and Chief Executive Officer of the University of Pennsylvania Health System.

Agreement with PROCAPS S.A.

On March 25, 2010, we granted PROCAPS S.A. (“PROCAPS”) exclusive rights to market and sell DAVANAT® to treat cancer in Colombia, South America. PROCAPS is a large, international, privately held pharmaceutical company based in Barranquilla, Colombia. Under terms of the agreement, PROCAPS is responsible for obtaining regulatory and pricing approval in Colombia, South America. PROCAPS also will be responsible for the vial filling, packaging, marketing and distribution of DAVANAT® in the region.

Once approved for sale by regulators, we will receive a transfer payment for each dose of DAVANAT® shipped to PROCAPS, in addition to a royalty above a minimum annual sales threshold. PROCAPS will purchase an initial minimum order of DAVANAT® from Pro-Pharmaceuticals to qualify their vial-filling process and to replicate Pro-Pharmaceuticals’ stability study. We retain all intellectual property rights and we are the owner of the regulatory approval of DAVANAT® in the region. PROCAPS has first negotiation rights to other countries in South and Central America and the Caribbean. Based on approval in Colombia, PROCAPS may then obtain the marketing authorization in 10 countries in Latin America.

Results of Operations

Three and Six-Months Ended June 30, 2010 Compared to Three and Six-Months Ended June 30, 2009

Research and Development Expense.

	Three Months Ended June 30,		Six Months Ended June 30,		2010 as Compared to 2009
					Three Months		Six Months
	2010	2009	2010	2009	$ Change	% Change	$ Change	% Change
	(In thousands, except %)
Research and development	$234	$423	$363	$576	$(189)	(45)%	$(213)	(37)%

We generally categorize research and development expenses as either direct external expenses, comprised of amounts paid to third party vendors for services, or all other research and development expenses, comprised of employee payroll, stock-based compensation and general overhead allocable to research and development. We subdivide external expenses between clinical programs and pre-clinical activities. We consider a clinical program to have begun upon acceptance by the FDA, or similar agency outside of the United States, to commence a clinical trial in humans, at which time we begin tracking expenditures by the product candidate. We have one product candidate – DAVANAT® – in clinical trials at this time. Clinical program expenses comprise payments to vendors related to preparation for, and conduct of, all phases of the clinical trial, including costs for drug manufacture, patient dosing and monitoring, data collection and management, oversight of the trials and reports of results. Pre-clinical expenses comprise all research and development amounts incurred before human trials begin, including payments to vendors for services related to product experiments and discovery, toxicology, pharmacology, metabolism and efficacy studies, as well as manufacturing process development for a drug candidate.

Our research and development expenses for the three and six-months ended June 30, 2010, as compared to the three and six-months ended June 30, 2009, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)
Direct external expenses:
Clinical programs	$30	$90	$38	$105
Pre-clinical activities	—	79	11	103
Stock –based compensation	103	116	112	123
All other research and development expenses	101	138	202	245

	$234	$423	$363	$576

Clinical program and pre-clinical expenses for the three and six-months ended June 30, 2010, decreased compared to the same periods in 2009, due primarily to overall lower activity, specifically, decreased pre-clinical activities. We plan to initiate a Phase III trial as soon as we raise sufficient additional funds which will serve to increase our research and development expense.

Both the time required and costs we may incur in order to commercialize a drug candidate that would result in material net cash inflow are subject to numerous variables, and therefore we are unable at this stage of our development to forecast useful estimates. Variables that make estimates difficult include the number of clinical trials we may undertake, the number of patients needed to participate in the clinical trial, patient recruitment uncertainties, trial results as to the safety and efficacy of our product, and uncertainties as to the regulatory agency response to our trial data prior to receipt of marketing approval. Moreover, the FDA or other regulatory agencies may suspend clinical trials if we or an agency believes patients in the trial are subject to unacceptable risks, or find deficiencies in the conduct of the clinical trial. Delays or rejections may also occur if governmental regulation or policy changes during our clinical trials or in the course of review of our clinical data. Due to these uncertainties, accurate and meaningful estimates of the ultimate cost to bring a product to market, the timing of costs and completion of our program and the period during which material net cash inflows will commence are unavailable at this time.

General and Administrative Expense.

	Three Months Ended June 30,		Six Months Ended June 30,		2010 as Compared to 2009
					Three Months		Six Months
	2010	2009	2010	2009	$ Change	% Change	$ Change	% Change
	(In thousands, except %)
General and administrative	$1,116	1,569	$2,019	$3,150	$(453)	(29)%	$(1,131)	(36)%

General and administrative expenses consist primarily of salaries, including stock based compensation, legal and accounting fees, insurance, investor relations, business development and other office related expenses. The primary reason for the decrease for the three-months ended June 30, 2010 as compared to the same period in 2009 is due to decreased payroll ($92,000), decreased stock-based compensation ($294,000), and decreased legal and accounting costs ($140,000), offset by increased business development expenses ($108,000) as we increased our efforts to commercialize DAVANAT® in South America. The primary reason for the decrease for the six-months ended June 30, 2010 as compared to the same period in 2009 is due to decreased payroll ($556,000) as the result of the recognition of severance obligations in 2009 related to the departure of our former chief executive officer, decreased stock-based compensation expense ($225,000) and decreased legal and accounting costs ($539,000) primarily due to trade secrets litigation in 2009, offset by increased business development expenses ($266,000) as we increased our efforts to gain regulatory approval to commercialize DAVANAT® in South America.

Other Income and Expense. Other income and expense for the three and six-months ended June 30, 2010 was an expense of $305,000 and $1,411,000, respectively, and for the three and six-months ended June 30, 2009 was an expense of $851,000 and $1,712,000, respectively, related primarily to the change in fair value of warrant liabilities.

Liquidity and Capital Resources

As described above in the Overview and elsewhere in this Quarterly Report on Form 10-Q, we are in the development stage and have not generated any revenues. Since our inception on July 10, 2000, we have financed our operations from proceeds of public and private offerings of debt and equity. As of June 30, 2010, we raised a net total of $47.7 million from these offerings. At June 30, 2010, we had $2,863,000 of unrestricted cash and cash equivalents available to fund future operations.

Subsequent to the quarter ended June 30, 2010, we received $359,000 from the exercise of warrants and options for 736,115 shares of our common stock. We believe that with the funds from the cash received subsequent to quarter end and the cash on hand at June 30, 2010, there is sufficient cash to fund operations into March 2011. We will require more cash to fund our operations and believe we will be able to obtain additional financing. However, there can be no assurance that we will be successful in obtaining such new financing or, if available, that such financing will be on terms favorable to us. We are actively seeking to raise additional capital and have significantly reduced our administrative and clinical spending. If we are unsuccessful in raising additional capital before the end of March 2011, we may be required to cease operations or seek bankruptcy protection. Our Form 10-K, which was filed with the SEC on March 12, 2010, contained an audit opinion that expresses doubt about our ability to continue as a going concern for a reasonable period of time. In light of our current financial position and the uncertainty of raising sufficient capital to achieve our business plan, there is substantial doubt about our ability to continue as a going concern. Net cash used in operations decreased by $266,000 to $1,692,000 for the six months ended June 30, 2010, as compared to $1,958,000 for the six months ended June 30, 2009. Cash operating expenses decreased principally due to decreased research and development activities and cost containment measures during the period which required overall lower cash expenditures.

No cash was provided by or used in investing activities during the six-months ended June 30, 2010, unchanged from the same period in 2009.

Net cash provided by financing activities was $4,304,000 during the six-months ended June 30, 2010 as compared to $2,622,000 during the six-months ended June 30, 2009, due primarily to the transactions described below.

On January 29, 2010, we issued and sold, pursuant to the 10X Agreement: (i) 162,500 shares of Series B-2 convertible into 650,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 325,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 325,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,300,000 shares of common stock. Net proceeds from the closing were $308,000.

On March 8, 2010, we issued and sold, pursuant to the 10X Agreement: (i) 167,500 shares of Series B-2 convertible into 670,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 335,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 335,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,340,000 shares of common stock. Net proceeds from the closing were $322,000.

On April 30, 2010, we issued and sold, pursuant to the 10X Agreement: (i) 155,000 shares of Series B-2 convertible into 620,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 310,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 310,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,240,000 shares of common stock. Net proceeds from the closing were $297,000.

On May 10, 2010, we issued and sold, pursuant to the 10X Agreement: (i) 285,000 shares of Series B-2 convertible into 1,140,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 570,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 570,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 2,280,000 shares of common stock. Net proceeds from the closing were $536,000.

During the six months ended June 30, 2010, warrants for common stock were exercised resulting in the issuance of 5,480,774 shares of common stock and net cash proceeds of $2,740,000. During the six months ended June 30, 2010, options for common stock were exercised resulting in the issuance of 506,000 shares of common stock and net cash proceeds of $101,000.

On February 12, 2009, the initial closing date under the purchase agreement with 10X Fund LP, we issued and sold: (i) 900,000 shares of Series B-1 convertible preferred stock (“Series B-1 redeemable convertible preferred stock” or “Series B-1”) convertible into 3,600,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 1,800,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 1,800,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 7,200,000 shares of common stock. Net cash proceeds from the closing of this offering was $1,548,000. Concurrent with the closing of the Series B-1 transaction, we repaid an investor $200,000 of advances received in 2008.

On May 13 , 2009, we issued and sold, pursuant to the 10X Agreement: (i) 450,000 shares of Series B-2 convertible preferred stock (“Series B-2 redeemable convertible preferred stock” or “Series B-2”) convertible into 1,800,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 900,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 900,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 3,600,000 shares of common stock. Net proceeds from the closing were $801,000.

On June 30, 2009, we issued and sold, pursuant to the 10X Agreement: (i) 250,000 shares of Series B-2 convertible into 1,000,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 500,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 500,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 2,000,000 shares of common stock. Net proceeds from the closing were $473,000.

Payments Due Under Contractual Obligations

The following table summarizes the payments due under our contractual obligations at June 30, 2010, and the effect such obligations are expected to have on liquidity and cash flow in future periods:

	Payments due by period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases	$302	$272	$30	$—	$—
Separation agreement	357	357	—	—	—

Total payments due under contractual obligations	$659	$629	$30	$—	$—

Operating leases. On May 1, 2006, we entered into an operating lease for office space. The lease commenced on August 11, 2006, and extends for five years and terminates on September 30, 2011. The lease provides for annual base rental payments of $235,000 in the first year, increasing in each subsequent lease year to $244,000, $253,000, $263,000 and $273,000, respectively. In addition to base rental payments included in the contractual obligations table above, we are responsible for our pro-rata share of increases in the operating expenses for the building after calendar year 2006 and taxes for the building after fiscal year 2007. We have the option to extend the term of the lease for an additional five year period at the prevailing market rate at the time of exercise. In connection with this lease, a commercial bank has issued a letter of credit collateralized by cash we have on deposit with the bank of $59,000. Additionally, we have a non-cancellable lease for a car, for our former chief executive officer, which expires in January 2011 and which is included in the severance agreement line of the contractual obligations table.

Separation agreement. In February 2009, we entered into a Separation Agreement in connection with the resignation of David Platt, Ph.D., our former Chief Executive Officer and Chairman of the Board of Directors. The Separation Agreement provides that we shall continue to pay Dr. Platt his current salary at a monthly rate of $21,667 for 24 months and that we may defer payment of a portion of such salary amounts greater than $10,000 per month (so long as Dr. Platt does not receive payments of less than the salary payments being made to the Company’s Chief Executive Officer). However, all deferred amounts will continue to accrue and will be payable on the earlier of (i) the Company receiving a minimum of $4.0 million of funding after February 12, 2009, or (ii) February 12, 2011. We also agreed to continue to (i) provide health and dental insurance benefits to Dr. Platt, until the first to occur of February 12, 2011 or the date Dr. Platt and his family become eligible to receive health and dental insurance benefits under the plans of a subsequent employer and (ii) make the current monthly lease payments on his automobile until February 12, 2011. We recognized the full amount of the salary, health insurance and automobile during the first quarter of 2009. The remaining liability related to this severance is reflected in accrued expenses ($357,000) at June 30, 2010.

The Separation Agreement provides for the deferral of a $1.0 million severance payment due to Dr. Platt under his employment agreement until the occurrence of any of the following milestone events: (i) the approval by the Food and Drug Administration for a new drug application (“NDA”) for any drug candidate or drug delivery candidate based on the DAVANAT® technology (whether or not such technology is patented); (ii) consummation of a transaction with a pharmaceutical company expected to result in at least $10.0 million of equity investment or $50 million of royalty revenue to the Company; or (iii) the renewed listing of our securities on a national securities exchange. Payment upon the events (i) and (iii) may be deferred up to nine months, and if we have insufficient cash at the time of any of such events, we may issue Dr. Platt a secured promissory note for such amount. If we file a voluntary or involuntary petition for bankruptcy, whether or not a milestone event has occurred, such event shall trigger our obligation to pay the $1.0 million with the result that Dr. Platt may assert a claim for such obligation against the bankruptcy estate. Due to the uncertainties regarding the achievement of any of the milestones as described, we have not accrued for the $1.0 million severance as of June 30, 2010. When it is deemed probable that one of the milestone events will be achieved, we will then recognize the $1.0 million severance at that time.

The Separation Agreement also provides that upon (i) the consummation of a transaction with a pharmaceutical company expected to result in at least $10.0 million of equity investment or $50.0 million of royalty revenue, we will grant Dr. Platt fully vested cashless-exercise stock options exercisable to purchase at least 300,000 shares of our common stock for ten (10) years at an exercise price not less than the fair market value of the Common Stock determined as of the date of the grant and (ii) approval by the FDA of the first NDA for any of our drug or drug delivery candidates based on DAVANAT® technology (whether or not such technology is patented), we will grant Dr. Platt fully vested cashless stock option with identical terms to purchase at least 500,000 shares of common stock. Due to the uncertainties regarding the achievement of any of the milestones as described, we have not recognized the value of the unissued stock options as of June 30, 2010. When it is deemed probable that one of the milestone events will be achieved, we will then recognize the expense related to the issuance of the stock options at that time based on the then current fair value.

Other. We have engaged outside vendors for certain services associated with our clinical trials. These services are generally available from several providers and, accordingly, our arrangements are typically cancellable on 30 days notice.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of capital resources.

Application of Critical Accounting Policies and Estimates

The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to intangible assets, accrued expenses, stock-based compensation, and warrant liabilities, contingencies and litigation. We base our estimates on historical experience, terms of existing contracts, our observance of trends in the industry, information available from other outside sources and on various other factors that we believe to be appropriate under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those policies that affect our more significant judgments and estimates used in preparation of our consolidated financial statements. We believe our critical accounting policies include our policies regarding stock-based compensation, accrued expenses, income taxes and convertible debt instrument and warrant liabilities. For a more detailed discussion of our critical accounting policies, please refer to our 2009 Annual Report on Form 10-K.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-06 for Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This Update requires new disclosures for transfers in and out of Level 1 and 2 and activity in Level 3. This Update also clarifies existing disclosures for level of disaggregation and about inputs and valuation techniques. The new disclosures are effective for interim and annual periods beginning after December 15, 2009, except for the Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on our financial statements and is not expected to have a significant impact on the reporting of our financial condition or results of operations.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position, operating results or cash flows due to changes in the U.S. interest rates. The primary objective of our investment activities is to preserve cash until it is required to fund operations. To minimize risk, we maintain our portfolio of cash and cash equivalents in operating bank accounts and money market funds. Since our investments are short-term in duration, we believe that we are not subject to any material market risk exposure. As of June 30, 2010, we had $1,890,000 of outstanding warrant liabilities. We account for the warrant liabilities on a fair value basis, and changes in share price and market interest rates will affect our earnings but will not affect our cash flows.

Item 4.	Controls and Procedures

Our management, with the participation of the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures and internal control over financial reporting (as defined in the SEC rules promulgated under the Securities Exchange Act of 1934) and concluded that, as of June 30, 2010, our disclosure controls and procedures were effective. During the quarter ended June 30, 2010, no change in our internal control over financial reporting has materially affected, or is likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

Other than claims and legal proceedings that arise from time to time in the ordinary course of business which are not material there has been no change in the matters reported in our Annual Report on Form 10-K for the year ended December 31, 2009.

Item 1A.	Risk Factors

The risks we face, as set forth Item 1A, “Risk Factors,” of Part I of our Annual Report on Form 10-K for the year ended December 31, 2009, have not changed materially during the three months ended June 30, 2010, except as follows:

Performance milestones may not occur as contemplated by the agreement with PROCAPS S.A.

As our arrangement with PROCAPS is a collaboration, and because collaborations take place over time, milestone and performance risks are inherent and so performance milestones may not occur as contemplated by our agreement.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

On April 30, 2010, we issued and sold, pursuant to the 10X Agreement: (i) 155,000 shares of Series B-2 convertible into 620,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 310,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 310,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 1,240,000 shares of common stock. Net proceeds from the closing were $297,000. These securities were issued in a transaction exempt from registration afforded by Section 4(2) of the Securities Act of 1933.

On May 10, 2010, we issued and sold, pursuant to the 10X Agreement: (i) 285,000 shares of Series B-2 convertible into 1,140,000 shares of common stock; (ii) Class A-1 warrants exercisable to purchase 570,000 shares of common stock; (iii) Class A-2 warrants exercisable to purchase 570,000 shares of common stock; and (iv) Class B warrants exercisable to purchase 2,280,000 shares of common stock. Net proceeds from the closing were $536,000. These securities were issued in a transaction exempt from registration afforded by Section 4(2) of the Securities Act of 1933.

Item 5.	Other Information

In June 2010 we agreed in principle to engage PGT BioMedical Consulting, LLC, for a four-year consulting arrangement for services customarily provided by a chief medical officer, with terms to be negotiated but with an effective date of June 15, 2010. PGT BioMedical Consulting is controlled by Peter Traber, M.D., who is a member of our Board of Directors. On June 16, 2010, we announced the appointment of Dr. Traber as our interim Chief Medical Officer. As of August 3, 2010, we entered into a Consulting Agreement pursuant to which PGT BioMedical Consulting, agree s to provide services, which are to be performed by Dr. Traber, related to, among other things, approvals of DAVANAT® in the field of oncology, completing a plan for the development and approval of a drug for liver fibrosis/cirrhosis, and overseeing the conduct of our clinical trials. The Consulting Agreement is terminable by either party on 90 days notice and contains customary provisions for assignment of inventions and protection of confidential information.

The Consulting Agreement provides that we will pay PGT BioMedical Consulting $5,000 per month for the first two years of the four-year term, and, following approval by our Board of Directors, grant a five-year common stock purchase warrant to Dr. Traber for 600,000 shares of our common stock exercisable as follows: 150,000 warrants upon signing the Consulting Agreement, 150,000 warrants at the its first anniversary with satisfactory performance of the objectives contemplated by the Consulting Agreement, 150,000 warrants when the first patient is dosed in our Phase III trials, and 150,000 warrants when an investigational new drug application is approved for fibrosis. Following approval by our Board as of July 1, 2010, we issued a warrant dated August 3, 2010, to Dr. Traber exercisable at $0.71 per share to purchase 600,000 shares of our common stock upon achievement of such milestones.

The foregoing description is qualified in its entirety by the full text of the Consulting Agreement and Common Stock Purchase Warrant, copies of which are attached as Exhibits 10.1 and 10.2 respectively to this Form 10-Q Quarterly Report and are incorporated herein by reference.

On August 11, 2010, we entered into a letter agreement, or the Letter Agreement, with 10X Fund, L.P., the holder of all of our outstanding shares of Series B-1 and Series B-2 redeemable convertible preferred stock, in which the parties agreed to amend the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, or the Designation Certificate, to provide that (i) the Series B-1 Redemption Date (as defined in the Designation Certificate) shall be July 15, 2011, (ii) the Series B-2 Redemption Date (as defined in the Designation Certificate) shall be two years after the original issue date of the Series B-2 or July 15, 2011, whichever is later. The Designation Certificate is attached as Exhibit 3.1 to our Form 8-K Current Report filed on February 18, 2009.

The amendment to the Designation Certificate, or the Designation Certificate Amendment, in addition to the amendments described above, sets forth, as an exhibit, a form of promissory note, or the Amended Note, that amends and restates the promissory note dated February 9, 2009, or the Original Note, which we, as maker, previously delivered to 10X Fund, L.P., as holder, in connection with its purchase of shares of Series B-1 and Series B-2. The Amended Note is substantially the same as the Original Note except that, as amended, other than with respect to obligations under the Amended Note that are prepaid, the holder may elect to convert all or the remaining obligations thereunder to shares of our common stock at a conversion price of $0.50 per share, subject to adjustments set forth in the Amended Note. The Amended Note shall be held in escrow pursuant the terms of the Escrow Agreement attached as Exhibit 10.4 to our Form 8-K Current Report filed on February 18, 2009.

The Designation Certificate Amendment was filed with and accepted by the Nevada Secretary of State on August 12, 2010.

The foregoing description is qualified in its entirety by the full text of the Letter Agreement and the Designation Certificate Amendment which are attached as Exhibits 10.3 and 3.9 respectively to this Form 10-Q Quarterly Report and are incorporated by reference herein.

Item 6.	Exhibits

Exhibit Number	Description of Document	Note Reference

3.1	Articles of Incorporation of Pro Pharmaceuticals, Inc., dated January 23, 2001, as filed with the Secretary of State of the State of Nevada.	1

3.2	Certificate of Amendment to Articles of Incorporation of Pro Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on May 28, 2004.	2

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A 12% Convertible Preferred Stock of Pro Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on October 5, 2007.	3

3.4	Certificate of Amendment to Articles of Incorporation of Pro Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on May 29, 2008.	4

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of Pro Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on February 11, 2009.	5

3.6	Certificate of Amendment to Articles of Incorporation of Pro Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on May 27, 2009.	6

3.7	Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of Pro-Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on August 12, 2009.	7

3.8	Certificate of Amendment No. 2 to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of Pro-Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on February 17, 2010.	8

3.9	Certificate of Amendment No. 3 to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of Pro-Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on August 12, 2010.

10.1*	Consulting Agreement dated effective June 15, 2010 between Pro-Pharmaceuticals, Inc. and PGT BioMedical Consulting, LLC

10.2*	Common Stock Purchase Warrant dated August 3, 2010 issued to Peter Traber

10.3*	Letter Agreement between 10X Fund, L.P. and Pro-Pharmaceuticals, Inc. dated August 11, 2010.

31.1*	Certification Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934

31.2*	Certification Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934

32.1**	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Filed herewith.
**	Furnished herewith and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
1.	Incorporated by reference to the Company’s Registration Statement on Form 10-SB, as filed with the Commission on June 13, 2001.
2.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 16, 2004.
3.	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2007.
4.	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2008.
5.	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 18, 2009.
6.	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2009.
7.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2009.
8.	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on August 13, 2010.

PRO-PHARMACEUTICALS, INC.

By:	/S/ THEODORE D. ZUCCONI
Name:	Theodore D. Zucconi, Ph.D.
Title:	Chief Executive Officer and President

/S/ ANTHONY D. SQUEGLIA
Name:	Anthony D. Squeglia
Title:	Chief Financial Officer

Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of June 15, 2010, (the “Effective Date”), is by and between Pro-Pharmaceuticals, Inc., a Nevada corporation, with a principal place of business at 7 Wells Avenue, Newton, MA 02459 and its successors, subsidiaries and affiliates (collectively, the “Company”), and PGT BioMedical Consulting, LLC, with a principal place of business at 828 Flamingo Rd, #207, Las Vegas, NV, 89119, (“Consultant”).

W I T N E S S E T H

WHEREAS, the Company desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting and advisory services to the Company, all as hereinafter provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements hereinafter set forth, the Company and Consultant hereby agree as follows:

1.	Consultation. The Company shall retain Consultant as a non-exclusive consultant and advisor, and Consultant shall serve the Company as a consultant and advisor upon the terms and conditions hereinafter set forth. The Consultant agrees that Dr. Traber shall provide the services contemplated by this Agreement, and that the Company shall have the right to terminate this Agreement if the services contemplated hereby are not provided by Dr. Traber and that for the purposes of this Agreement the term “Consultant,” as appropriate, shall mean Dr. Traber.

2.	Term. Subject to the terms and conditions hereinafter set forth, the term of Consultant’s consulting arrangement hereunder (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date, and shall continue for a period of four (4) years from the Effective Date. This agreement is renewable by agreement of both parties.

3.	Consulting Duties.

3.1 During the Consultation Period, Consultant shall render to Company or to Company’s designee such consulting and advisory services in its areas of expertise and knowledge related to the role of Chief Medical Officer and all associated responsibilities as outlined in Appendix 1.

3.2 Consultant agrees to provide the necessary effort to accomplish mutually agreed tasks. All work to be performed by Consultant for the Company shall be under the general supervision of the Company. The Consultant will:

3.3 Complete a “Strategic Plan” for Drug Development and Approval, with the objective of gaining multiple approvals for DAVANAT in the field of oncology.

3.4 Complete a “Strategic Plan” for the Development and Approval of a drug for liver fibrosis/cirrhosis with the objective of entering into a partnership to run and fund for the human clinical trials.

3.5 Consultant shall devote its best efforts and ability to the performance of the duties attaching to this obligation.

3.6 Performance will be measured by the progress of the Phase III clinical trial and approval process for DAVANAT and the IND for fibrosis.

3.7 Consultant’s performance against milestones and project plans will be reviewed every six (6) months.

3.8 In performing its services hereunder, Dr. Peter Traber shall familiarize himself with and consider, among other things, the history and the nature of the technology of the Company; the condition and prospects of the technology; the operations; preclinical and clinical trial results, prospects of the Company; and such other factors Dr. Peter Traber deems relevant.

3.9 The Company acknowledges that the ability of Dr. Peter Traber to perform his services is in large part dependent on the Company furnishing Dr. Peter Traber with information regarding the Company in a timely fashion.

Consultant shall furnish the Company with a statement of activity and progress to milestones at least monthly.

4.	Compensation.

4.1 Cash Fees. In consideration for consulting services and agreements hereunder, during the Consultation Period, the Company shall pay to Consultant consulting fees for the time expended rendering services under this agreement, at the rate of $5,000 per month for the first two years of this agreement, plus the warrants referred to hereinafter in Paragraph 4.2.1.

4.2 Compensation. In consideration for consulting services relating specifically to business and/or corporate development activities during the Consultation Period, the ‘Transaction Term’, the Company shall pay to Consultant the following;

4.2.1 Equity Compensation. In exchange for the performance of consulting services relating to this agreement, the Company shall grant to Consultant long term Incentive warrants (the “Warrants”) exercisable to purchase shares of the Company’s common stock (the “Warrant Shares”) having the terms stated in 4.2.2.1 upon the vesting schedule as follows:

a. 150,000 Warrants at the signing of this agreement;

b. 150,000 Warrants at completion of the first year and satisfactory performance to objectives of this contract;

c. 150,000 Warrants when the first patient is dosed in the Phase III trial;

d. 150,000 Warrants when an IND is received for fibrosis.

4.2.2.1 Terms of Warrants and Issuance Thereof. The issuance of the Warrants is subject to approval of the Company’s Board of Directors. The Warrants relative to Section 4.2.1(a) - (e)

shall be contained in one instrument, issued following approval of the Board of Directors and in any event no later than 60 days after the Effective Date, with vesting dates that reflect the respective milestones stated in 4.2.1 (a) - (e) respectively. All Warrants shall contain a “cashless” exercise provision and be exercisable until the fifth anniversary of the date of grant at an exercise price which is the greater of $0.50 or the price of the Company’s common stock on the date of the BOD approval, and remain exercisable through such 5-year term whether or not this Agreement is then in effect. The warrants are exercisable solely for cash (i.e., not the claimed value of services) in case the Consultant wishes to exercise and take possession of the common stock shares; or “cashlessly” when in-the-money.

4.2.2.2 Securities Law Matters. The Consultant acknowledges and agrees that (i) neither the Warrants nor the Warrant Shares issuable thereunder have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state law and, (ii) the Warrants and Warrant Shares are “restricted securities” as defined in Rule 144 under the Securities Act (“Rule 144”), and, accordingly, may not be resold or otherwise transferred unless registered or in a transaction exempt from the registration requirements under the Securities Act or applicable state law; (iii) the Warrants may not be exercised unless pursuant to an applicable exemption under the Securities Act and applicable state law at the time of exercise, (iv) resale of restricted securities such as the Warrant Shares pursuant to Rule 144, if available, requires compliance with such rule including the holding period thereunder; and (v) the Company has no obligation to register the Warrants or Warrant Shares under the Securities Law or applicable state law. The Consultant agrees that any transferee or assignee of the Warrants shall be required to acknowledge and agree to be bound by the matters set forth in this Section 4.2.2.2.

5.	Benefits. Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

6.	Termination. Either party to this Agreement may terminate this Agreement at any time by giving to the other party written notice of termination with ninety (90) days notice. If this Agreement is terminated on account of breach of any of the terms and conditions of this Agreement by Consultant, Consultant shall not receive any compensation under this Agreement, either in respect to the Transactions already entered into on the date of such termination or the Transactions that will be entered into after the date of such termination. The Engagement may be terminated (except as provided above with respect to reimbursement of expenses and indemnification and earned compensation including any and all warrants) by the Company or Dr. Peter Traber at any time after the third month anniversary of the signing of the agreement, with or without cause, upon 90 days prior written notice to the other party.

7.	Cooperation. Consultant shall use its best efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform its obligations hereunder.

8.	Inventions and Proprietary Information.

Inventions.

All ideas, concepts, discoveries, inventions, developments, original works of authorship, software and system documentation, trade secrets, methods, tangible research materials, data, information, technology, designs, innovations, improvements and know-how (whether or not patentable) related to the business of the Company (“Inventions”) which are made, devised, invented, conceived, reduced to practice or tangible medium, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period or thereafter if resulting directly from Proprietary Information of the Company (as defined below), shall be the sole property of the Company. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

9.	Proprietary Information.

Consultant acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company he will have access to and contact with Proprietary Information (as defined in subparagraph 8.2.3. below). Consultant acknowledges that all Proprietary Information, whether or not in writing and whether or not labeled or identified as confidential and proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to Consultant or the Company.

Consultant agrees that Consultant shall not, during the Consultation Period and thereafter, publish, disclose or otherwise make available to any third party, other than employees of the Company, any Proprietary Information except as expressly authorized in writing by the Company. Consultant agrees that Consultant shall use such Proprietary Information only in the performance of its services for the Company and in accordance with any Company policies with respect to the protection of Proprietary Information. Consultant agrees not to use such Proprietary Information for its own benefit or for the benefit of any other person or business entity.

For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any invention, trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information, apparatus, equipment, process, system, formula, design, non-public information concerning FDA proceedings, report, tangible research materials, technology, business plan, forecast and information disclosed to the Company or to Consultant by third parties of a proprietary or confidential nature or under an obligation of confidence, that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of its service as a consultant to the Company.

Consultant’s obligations under this Section 8.2 shall not apply to any information that (i) is or becomes generally known within the Company’s industry under circumstances involving no breach by Consultant of the terms of this Section 8.2, or (ii) was known to Consultant at the time it was disclosed as evidenced by Consultant’s written records at the time of disclosure.

Consultant agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Proprietary Information in his possession and not to remove any materials containing Proprietary Information from the Company’s premises except to the extent necessary to his performance of consulting services for the benefit of the Company. Upon termination of this Agreement or at any other time upon request by the Company, Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, tangible research materials, reports, customer lists, drawings, plans, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

10.	Independent Contractor Status.

Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

11.	Confidentiality Consultant understands the confidential nature of the information and materials he will acquire or develop in performing its services under this Agreement. Consultant acknowledges that if such information or materials were revealed to competitors of the Company, then such disclosure could cause damage to the Company, and agrees that Consultant shall not disclose, during the Consultation Period and for five (5) years thereafter, any Proprietary Information to competitors of the Company.

12.	Notices. All notices required or permitted under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery, or facsimile transmission and shall be deemed effective upon receipt. The parties shall designate their addresses and facsimile numbers.

13.	Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

15.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

16.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by him.

17.	Miscellaneous.

17.1	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.2	In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

For Pro-Pharmaceuticals

By:	/s/ Theodore D. Zucconi
Theodore D. Zucconi, Ph.D.,
Chief Executive Officer

For PGT BioMedical Consulting

By:	/s/ Dr. Peter Traber

Dr. Peter Traber for Consultant

Title:

Appendix 1

General Roles and Responsibilities of Consultant as acting CMO

Regulatory Strategy Definition;

FDA Interface management;

Clinical Trial Strategy Definition and Execution;

Management of internal and external Resources;

Assistance with Road Shows and Presentations to Possible Investors;

Assistance with Investor Relations;

Other General Duties as Assigned by the CEO

Exhibit 10.2

NEITHER THIS WARRANT CERTIFICATE NOR THE WARRANTS REPRESENTED HEREBY NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF SUCH WARRANTS, NOR ANY INTEREST IN OR RIGHTS UNDER SAME, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND NEITHER THIS WARRANT CERTIFICATE NOR THE WARRANTS REPRESENTED HEREBY NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF SUCH WARRANTS, NOR ANY INTEREST IN OR RIGHTS UNDER SAME, MAY BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

PRO-PHARMACEUTICALS, INC.

COMMON STOCK PURCHASE WARRANT

Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”), for value received and subject to the terms set forth below hereby grants to Peter Traber, or registered successors and assigns (the “Holder”), the right to purchase from the Company at any time or from time to time until the date and time permitted under Section 2.1 below, 600,000 warrants fully paid and nonassessable shares of the Common Stock, par value $.001 per share, at the purchase price of seventy one cents ($0.71) per share (the “Exercise Price”). The Exercise Price and the number and character of such shares of Common Stock purchasable pursuant to the rights granted under this Warrant are subject to adjustment as provided herein and vest on the achievement of the following milestones:

a. 150,000 Warrants at the signing of this agreement;

b. 150,000 Warrants at completion of the first year and satisfactory performance to objectives of this contract;

c. 150,000 Warrants when the first patient is dosed in the Phase III trial;

d. 150,000 Warrants when an IND is received for fibrosis.

1. Definitions. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) “Common Stock” means all stock of any class or classes (however designated) of the Company, authorized upon the Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

(b) “Issue Date” means June 15, 2010.

(c) “This Warrant” means, collectively, this Warrant and all other stock purchase warrants issued in exchange therefor or replacement thereof.

(d) “Other Securities” means any stock (other than Common Stock) and other securities of the Company or any other person (corporate or other) which the Holder of this Warrant at any time shall be entitled to receive, or shall have received, upon the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 3.2 hereof or otherwise.

2. Exercise.

2.1 Exercise Period. The Holder may exercise this Warrant at any time after the Issue Date and before the close of business in Boston, Massachusetts on the fifth anniversary of the Issue Date (the “Exercise Period”).

2.2 Exercise Procedure.

(a) This Warrant will be deemed to have been exercised at such time as the Company has received all of the following items (the “Exercise Date”):

(i) a completed Subscription Agreement as described in Section 2.4 hereof, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(ii) this Warrant;

(iii) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit B hereto, evidencing the assignment of this Warrant to the Purchaser together with any documentation required pursuant to Section 8(a) hereof; and

(iv) a check payable to the order of the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise or can be exercised on a “cashless” basis.

(b) As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) days after the Exercise Date, the Company at its expense will cause to be issued in the name of and delivered to the Purchaser, or as the Purchaser (upon payment by the Purchaser of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock (or Other Securities) to which the Purchaser shall be entitled upon such exercise, together with any other stock or other securities and property (including cash, where applicable) to which the Purchaser is entitled upon exercise.

(c) Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company at its expense will, within ten (10) days after the Exercise Date, issue and deliver to or upon the order of the Purchaser a new Warrant or Warrants of like tenor, in the name of the Purchaser or as the Purchaser (upon payment by the Purchaser of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock remaining issuable under this Warrant.

(d) The Common Stock (or Other Securities) issuable upon the exercise of this Warrant will be deemed to have been issued to the Purchaser on the Exercise Date, and the Purchaser will be deemed for all purposes to have become the record holder of such Common Stock (or Other Securities) on the Exercise Date.

(e) The issuance of certificates for shares of Common Stock (or Other Securities) upon exercise of this Warrant will be made without charge to the Holder or the Purchaser for any issuance tax in respect thereof or any other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock (or Other Securities).

(f) The holder represents and warrants that at the time of any exercise of this warrant the holder is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act of 1933 (the “Securities Act”) and acknowledges and agrees that the Company may, in its sole discretion, (i) require, as a condition to the exercise of this Warrant, that the holder provide such written evidence that such holder is an accredited investor as the time of exercise, and (ii) decline to issue the shares of Common Stock issuable upon such exercise if the Company is not satisfied that this warrant may be exercised the holder pursuant to a valid registration exemption from the Securities Act and any applicable state securities law.

2.3 Acknowledgement of Continuing Obligations. The Company will, at the time of the exercise of this Warrant, upon the request of the Purchaser, acknowledge in writing its continuing obligation to afford to the Purchaser any rights to which the Purchaser shall continue to be entitled after such exercise in accordance with the provisions of this Warrant, provided that if the Purchaser shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Purchaser any such rights.

2.4 Subscription Agreement. The Subscription Agreement will be substantially in the form set forth in Exhibit A hereto, except that if the shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant are not to be issued in the name of the Purchaser, the Subscription Agreement will also state the name of the Person to whom the certificates for the shares of Common Stock (or Other Securities) are to be issued, and if the number of shares of Common Stock (or Other Securities) to be issued does not include all the shares of Common Stock (or Other Securities) issuable hereunder, it will also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.

2.5 Fractional Shares. If a fractional share of Common Stock would, but for the provisions of Section 2.1 hereof, be issuable upon exercise of the rights represented by this Warrant, the Company will, within ten (10) days after the Exercise Date, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share, in an amount equal to the Market Price of such fractional share as of the close of business on the Exercise Date.

3. Adjustments.

3.1 Adjustments for Stock Splits, Etc. If the Company shall at any time after the Issue Date subdivide its outstanding Common Stock, by split-up or otherwise, or combine its outstanding Common Stock, or issue additional shares of its capital stock in payment of a stock dividend in respect of its Common Stock or Other Securities, the number of shares issuable on the exercise of the unexercised portion of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of combination, and the Exercise Price then applicable to shares covered by the unexercised portion of this Warrant shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of combination.

3.2 Adjustment for Reclassification, Reorganization, Etc. In case of any reclassification, capital reorganization, or change of the outstanding Common Stock (other than as a result of a subdivision, combination or stock dividend), or in the case of any consolidation of the Company with, or merger of the Company into, another Person (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock or Other Securities of the Company), or in case of any sale or conveyance to one or more Persons of the property of the Company as an entirety or substantially as an entirety at any time prior to the expiration of this Warrant, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder of this Warrant, so that the Holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock or Other Securities of the Company as to which this Warrant was exercisable immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Exercise Price and of the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable in relation to any shares of stock, and other securities and property, thereafter deliverable upon exercise hereof. If, as a consequence of any such transaction, solely cash, and no securities or other property of any kind, is deliverable upon exercise of this Warrant, then, in such event, the Company may terminate this Warrant by giving the Holder hereof written notice thereof. Such notice shall specify the date (at least thirty (30) days subsequent to the date on which notice is given) on which, at 3:00 P.M., Boston, Massachusetts time, this Warrant shall terminate. Notwithstanding any such notice, this Warrant shall remain exercisable, and otherwise in full force and effect, until such time of termination.

3.3 Certificate of Adjustment. Whenever the Exercise Price or the number of shares issuable hereunder is adjusted, as herein provided, the Company shall promptly deliver to the registered Holder of this Warrant a certificate of the Treasurer of the Company, which certificate shall state (i) the Exercise Price and the number of shares of Common Stock (or Other Securities) issuable hereunder after such adjustment, (ii) the facts requiring such adjustment, and (iii) the method of calculation for such adjustment and increase or decrease.

3.4 Small Adjustments. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease in the Exercise Price of at least one percent; provided, however, that any adjustments which by reason of this Section 3.5 are not required to be made immediately shall be carried forward and taken into account at the time of exercise of this Warrant or any subsequent adjustment in the Exercise Price which, singly or in combination with any adjustment carried forward, is required to be made under Sections 3.1 or 3.2.

4. Reservation of Stock, etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, all shares of Common Stock (or Other Securities) from time to time issuable upon the exercise of this Warrant.

5. Disposition of This Warrant, Common Stock, Etc.

(a) The Holder of this Warrant and any transferee hereof or of the Common Stock (or Other Securities) with respect to which this Warrant may be exercisable, by their acceptance hereof, hereby understand and agree that this Warrant and the Common Stock (or Other Securities) with respect to which this Warrant may be exercisable have not been registered under the Securities Act, and may not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) without an effective registration statement under the Act or an opinion of counsel satisfactory to the Company and/or submission to the Company of such other evidence as may be satisfactory to counsel to the Company, in each such case, to the effect that any such transfer shall not be in violation of the Act. It shall be a condition to the transfer of this Warrant that any transferee thereof deliver to the Company its written agreement to accept and be bound by all of the terms and conditions of this Warrant. The foregoing notwithstanding, the Company acknowledges its obligations as set forth in that certain Registration Rights Agreement of approximate even date to which it and the initial holder of this Warrant are parties (the “Registration Rights Agreement”), to register the shares of Common Stock issuable upon exercise hereof.

(b) Except to the extent registered the resale of the shares of Common Stock issuable upon exercise hereof are “registrable securities” (as defined in the Registration Rights Agreement) and a resale transaction of which has been registered pursuant thereto, the stock certificates of the Company that will evidence the shares of Common Stock (or Other Securities) with respect to which this Warrant may be exercisable will be imprinted with a conspicuous legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND/OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL TO THE COMPANY, IN EACH SUCH CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT.”

Except as set forth in the Registration Rights Agreement, the Company has not agreed to register any of the Holder’s shares of Common Stock (or Other Securities) of the Company with respect to which this Warrant may be exercisable for distribution in accordance with the provisions of the Securities Act, and the Company has not agreed to comply with any exemption from registration under the Act for the resale of the Holder’s shares of Common Stock (or Other Securities) with respect to which this Warrant may be exercised. Hence, it is the understanding of the Holder of this Warrant that by virtue of the provisions of certain rules respecting “restricted securities” promulgated by the SEC, the shares of Common Stock (or Other Securities) of the Company with respect to which this Warrant may be exercisable may be required to be held indefinitely, unless and until registered under the Securities Act (as contemplated by the Registration Rights Agreement), unless an exemption from such registration is available, in which case the Holder may still be limited as to the number of shares of Common Stock (or Other Securities) of the Company with respect to which this Warrant may be exercised that may be sold from time to time.

6. Rights and Obligations of Warrant Holder. The Holder of this Warrant shall not, by virtue hereof, be entitled to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative actions by the Holder to purchase Common Stock (or Other Securities) of the Company by exercising this Warrant, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any liability of such Holder for the Exercise Price of Common Stock (or Other Securities) acquirable by exercise hereof or as a stockholder of the Company.

7. Transfer of Warrants. Subject to compliance with the restrictions on transfer applicable to this Warrant referred to in Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the registered Holder, upon surrender of this Warrant with a properly executed Assignment (in substantially the form attached hereto as Exhibit B), to the Company, and the Company at its expense will issue and deliver to or upon the order of the Holder hereof a new Warrant or Warrants in such denomination or denominations as may be requested, but otherwise of like tenor, in the name of the Holder or as the Holder (upon payment of any applicable transfer taxes) may direct.

8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. Company Records. Until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10. Miscellaneous.

10.1 Notices. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class mail, postage prepaid, to such address as may have been furnished to the Company in writing by such Holder, or, until an address is so furnished, to and at the address of the last Holder of this Warrant who has so furnished an address to the Company. All communications from the Holder of this Warrant to the Company shall be mailed by first class mail, postage prepaid, to Pro-Pharmaceuticals, Inc., 7 Wells Avenue, Newton, MA 02459 Attn: Chief Financial Officer, or such other address as may have been furnished to the Holder in writing by the Company.

10.2 Amendment and Waiver. Except as otherwise provided herein, this Warrant and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, waiver, discharge or termination is sought.

10.3 Governing Law; Descriptive Headings. This Warrant shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

Dated: August 3rd, 2010

PRO-PHARMACEUTICALS, INC.

By:	/s/ Anthony Squeglia
Name:	Anthony Squeglia
Title:	Chief Financial Officer

EXHIBIT A

SUBSCRIPTION AGREEMENT

[To be signed only upon exercise of Warrant]

To:	Date:

The undersigned, the Holder of the within Warrant, pursuant to the provisions set forth in the within Warrant, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and agrees to subscribe for and purchase thereunder,                          shares of the Common Stock (or Other Securities) covered by such Warrant and herewith makes payment of $                         therefor, and requests that the certificates for such shares be issued in the name of, and delivered to,                         , whose address is:                         . If said number of shares is less than all the shares covered by such Warrant, a new Warrant shall be registered in the name of the undersigned and delivered to the address stated below.

Signature

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant or on the form of Assignment attached as Exhibit B thereto.)

Address

[Signature Guarantee]

EXHIBIT B

ASSIGNMENT

[To be signed only upon transfer of Warrant]

For value received, the undersigned hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant with respect to the number of shares of the Common Stock (or Other Securities) covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant.)
Address

[Signature Guarantee]

Exhibit 10.3

10X FUND, L.P.

1099 Forest Lake Terrace

Niceville, Florida 32578

August 11, 2010

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, MA 02459

Re:	Securities Purchase Agreement dated February 12, 2009 (the “Securities Purchase
Agreement”) by and between 10X Fund, L.P. (the “Fund”) and Pro-Pharmaceuticals, Inc.
(the “Company”), as amended on August 11, 2009 and February 11, 2010

Dear Sirs:

I am writing to confirm that the Fund and the Company have agreed to the following in relation to the Securities Purchase Agreement:

(1)	The definition for “Series B-1 Redemption Date” contained in Section 1 of the Certificate of Designation of Preferences, Rights and Limitations for the Series B-1 Convertible Preferred Stock (the “Certificate of Designation”) shall be amended to provide that such date will be July 15, 2011.

(2)	The definition for “Series B-2 Redemption Date” contained in Section 1 of the Certificate of Designation shall be amended to provide that such date will be two years after the Original Issue Date of the Series B-2 Convertible Preferred Stock or July 15, 2011, whichever is later.

In order to implement the agreements in Paragraph (1) and (2) above, the Company shall file the attached amendment to Certificate of Designation. This letter represents the entire agreement of the parties with respect to the subject matter of this letter. Nothing hereby shall be deemed to modify, amend, or waive any provision of the Securities Purchase Agreement, or any documents or securities executed or issued pursuant thereto, except to the extent specifically stated herein. Please confirm that the Company has agreed to the terms set forth in this letter by executing and returning a copy of this letter to me.

Very truly yours,

10X FUND, L.P., a Delaware limited partnership

By: 10X CAPITAL MANAGEMENT, LLC, a Florida limited liability company

/s/ Rod D. Martin
By:	Rod D. Martin, Manager

ACCEPTED AND AGREED TO:

PRO-PHARMACEUTICALS, INC.

/s/ Anthony D. Squeglia
By: Anthony D. Squeglia
Its: Chief Financial Officer

PRO-PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT NO. 3 TO CERTIFICATE OF

DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA GENERAL CORPORATION LAW

The undersigned, Maureen Foley, does hereby certify that:

1. She is the Chief Operating Officer and Corporate Secretary of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated stock, par value $0.01 per share, of which 900,000 have been designated for issuance as Series B-1 Convertible Preferred Stock, and 2,100,000 have been designated for issuance as Series B-2 Convertible Preferred Stock (collectively, the “Series B Preferred Stock”).

3. On August 12, 2010, the Board of Directors of the Corporation approved the amendments to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Certificate of Designation”) enumerated below in Section 6.

4. As of August 12, 2010, there were 900,000 shares of Series B-1 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments, and 2,100,000 shares of Series B-2 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments.

5. There is no class or series of stock which is senior to the Series B Preferred Stock as to the payment of distributions upon dissolution of the Corporation, and therefore the approval of any other class or series of stock of the Corporation to the amendments to the Certificate of Designation is not required pursuant to NRS 78.1955(3).

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6. The Certificate of Designation is hereby amended in the following manner:

(a) Section 1 of the Certificate of Designation is hereby amended to replace the following definitions, which shall read in their entirety as follows:

“Series B-1 Redemption Date” means July 15, 2011.

“Series B-2 Redemption Date” means the date that is two years after the Original Issue Date of the Series B-2 Preferred or July 15, 2011, whichever is later.

(b) Exhibit A to the Certificate of Designation is hereby deleted, and the document attached hereto as Exhibit A shall henceforth be Exhibit A to the Certificate of Designation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 12th day of August, 2010.

/s/ Maureen Foley

Name: Maureen Foley

Title: Chief Operating Officer and Corporate Secretary

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EXHIBIT A

PROMISSORY NOTE

FOR VALUE RECEIVED, Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Maker”), promises to pay to the order of 10X Fund, L.P., a Delaware limited partnership (the “Holder”), or any subsequent Holder, the Redemption Amount that is outstanding from time to time with interest at the rate of 15% per annum, compounded monthly. All principal and accrued interest on this Note shall be payable on the Maturity Date (as hereinafter defined), and until the Maturity Date the Maker shall make quarterly payments of interest, which shall be due on the first day of each calendar quarter, commencing with the first day of the first calendar quarter occuring after the Effective Date of this Note. This Note shall mature on the later to occur of (a) one (1) year after the Effective Date of this Note, or (b) the last Series B-2 Redemption Date to occur with respect to any issue of Series B-2 Convertible Preferred Stock of the Maker. This Note amends and restates the promissory note between the Maker and the Holder dated February 9, 2009.

The “Redemption Amount” shall mean any amount the Maker is required to pay the Holder upon any redemption of Preferred Stock by the due date for payment thereof pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of the Maker, as filed with the Secretary of State of Nevada (the “Certificate of Designation”).

“Series B-2 Redemption Date” shall have the meaning it is defined to have in the Certificate of Designation.

The “Effective Date” shall mean the date this Note is released from escrow to the Holder pursuant to Section 7(d) of the Certificate of Designation.

In the event any quarterly interest payment is not made within five (5) days of its due date, the Maker shall pay a late charge of five (5%) percent of the amount of the payment, provided that only one (1) such late charge may be collected on any particular payment however long that payment shall remain past due. Upon acceleration of the unpaid principal balance pursuant to this Note, all amounts due under the Note will bear interest at 18% per annum until paid in full. In the event of default on the part of the Maker hereunder, whether by a failure to make a quarterly interest payment or a failure to pay all principal and accrued interest hereunder after demand by the Holder, the unpaid principal shall bear interest at the rate of fifteen percent (l8%) per annum from the date of such default until such default is cured.

Maker may prepay any principal amount of this Note in part or whole without premium or penalty upon thirty (30) days prior written notice to the Holder. Any prepayment shall be applied first to accrued interest and the balance to reduction of the outstanding principal. Any such prepayments shall not postpone the due date of any subsequent quarterly payments nor change the amount of such payments unless otherwise agreed to in writing by Holder.

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Principal and interest payments are payable at 1099 Forest Lake Terrace, Niceville, FL 32578, or at such other address that Holder may designate.

If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (1) as a novation of this Note or as a restatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or (2) to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part, unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations, any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter by provided, by the Constitution and laws of the United States of America and of the State of Massachusetts or Delaware, against the enforcement and collection of the obligations evidenced by this Note except as described above.

This Note shall be convertible at the office of Maker, and at such other place or places, if any, as the Board of Directors of the Maker may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest l/100th of a share) of Common Stock of the Maker. The number of shares of Common Stock issuable upon conversion of this Note shall be equal to the amount of principle and interest for which a notice of conversion is sent divided by the Conversion Price in effect at the time of conversion determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the “Conversion Price”) shall be initially fifty cents ($0.50) per share of Common Stock; provided, however, that such Conversion Price shall be subject to adjustment from time to time in certain

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instances as hereinafter provided. No payment or adjustment shall be made in respect of dividends previously declared and paid on the Common Stock upon conversion of part, or all, of this Note into shares of Common Stock. If the Maker elects to prepay part or all of this Note, such right of conversion shall cease and terminate, as to the portion designated for prepayment, at the close of business on the prepayment date, unless the Maker defaults in the prepayment. No fractional shares of Common Stock will be issued, and instead the number of shares of Common Stock to be issued on conversion of this Note will, to the extent necessary, be rounded up to the nearest whole number of shares.

Before the Holder of this Note shall be entitled to convert the same into Common Stock, the Holder shall surrender this Note to the Maker, duly endorsed to the Maker or in blank, at the office of the Maker or at such other place or places, if any, as the Board of Directors of the Maker has designated, and shall give written notice to the Maker at said office or place that it elects to convert the same and shall state in writing therein the name or names (with addresses) in which it wishes the certificate or certificates for Common Stock to be issued. The Maker will, as soon as practicable thereafter, issue and deliver at said office or place to such Holder, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid. This Note shall be deemed to have been converted, as of the close of business, on the date of the surrender of the Note for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date. In the event part or all of this Note is presented for conversion, the Holder of this Note will be entitled to receive all interest on this Note which has accrued to the date of conversion on that portion of the Note which is converted, which interest will, at the Holder’s election, be payable on the next regularly scheduled interest payment date on this Note or converted into shares of Common Stock.

The Conversion Price in effect at any time shall be subject to adjustment as follows:

(i) In case the Maker shall (A) pays a dividend in shares or Common Stock or Common Stock Equivalents (other than any shares of Common Stock issued by the Maker in satisfaction of dividends due on its Series A 12% Convertible Preferred Stock or its Series B-1 or B-2 Convertible Preferred Stock), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Maker is the continuing corporation) any shares of its capital stock, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that if this Note is surrendered for conversion after such time, the Holder shall be entitled to receive the kind and amount of shares of Common Stock which it would have owned or have been entitled to receive had this Note been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

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(ii) In case the Maker shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Maker is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined by the Board of Directors of the Maker, whose determination shall be conclusive and described in a Board Resolution of the Maker filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock on the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(iii) For the purpose of any computation under paragraph (ii) above, the “Current Market Price” on any date shall be deemed to be, for such date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board or Pink Sheets), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the average of the high and low price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on a Trading Market (other than the Pink Sheets) and if prices for the Common Stock are then reported in the Pink Sheets published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) if the Common Stock is not then listed or quoted on a Trading Market, the book value of the Common Stock as determined from an unaudited balance sheet of the Maker prepared according to generally accepted accounting principles as of a date which is 90 days preceding the relevant date. A “Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board, or “Pink Sheets.”

(i) All calculations required for any adjustment to the Conversion Price hereunder shall be made to the nearest cent or the nearest l/100th of a share, as the case may be.

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(ii) In case of any consolidation or merger of the Maker with or into any other corporation (other than a consolidation or merger in which the Maker is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Maker, the Holder of this Note shall after such consolidation, merger, sale or transfer have the right to convert this Note into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of this Note immediately prior to such consolidation, merger, sale or transfer.

(iii) In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of this Note surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (v), inclusive, above, and the provisions of this paragraph with respect to the Common Stock shall apply on like terms to any such other securities.

(iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least l% in such price; provided, however, that any adjustments which by reason of this paragraph (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Whenever the Conversion Price is adjustable as herein provided, the Maker shall notify the Holder of this Note of the change in the Conversion Price within 30 days of any such change.

The Maker will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of this Note, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Notes. The Maker shall from time to time, in accordance with the laws of the State of Delaware, endeavor to amend its Articles of Incorporation to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall be not sufficient to permit the conversion of this Note and all other securities of the Maker which are convertible into Common Stock. The Maker shall, if any shares of Common Stock required to be reserved for issuance upon conversion of this Note pursuant to this paragraph require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible.

The Maker will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto. The Maker shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which this Note so converted was originally issued, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Maker the amount of any such tax or has established to the satisfaction of the Maker that such tax has been paid.

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In the event this Note is collected by or through an attorney or by the order of a court of competent jurisdiction, all cost of collection, including but not limited to court costs and reasonable attorneys’ fees, shall be paid by Maker. This Note is to be construed and enforced according to the laws of the State of Delaware.

PRO-PHARMACEUTICALS, INC.

Witness	By: Anthony Squeglia
Its: Chief Financial Officer

Date: August 12, 2010

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Exhibit 31.1

Certification Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934

I, Theodore D. Zucconi, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Pro-Pharmaceuticals, Inc;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or cause such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2010		/s/ Theodore D. Zucconi
	Name:	Theodore D. Zucconi, Ph.D.
	Title:	Chief Executive Officer and President
(principal executive officer)

Exhibit 31.2

Certification Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934

I, Anthony D. Squeglia, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Pro-Pharmaceuticals, Inc;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or cause such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2010		/s/ Anthony D. Squeglia
	Name:	Anthony D. Squeglia
	Title:	Chief Financial Officer
(principal financial and accounting officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED

PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Pro-Pharmaceuticals, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2010 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Theodore D. Zucconi, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2010		/s/ Theodore D. Zucconi
	Name:	Theodore D. Zucconi, Ph.D.
	Title:	Chief Executive Officer and President
(principal executive officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Pro-Pharmaceuticals, Inc. and will be retained by Pro-Pharmaceuticals, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED

PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Pro-Pharmaceuticals, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2010 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Anthony D. Squeglia, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2010		/s/ Anthony D. Squeglia
	Name:	Anthony D. Squeglia
	Title:	Chief Financial Officer
(principal financial and accounting officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Pro-Pharmaceuticals, Inc. and will be retained by Pro-Pharmaceuticals, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.